Exhibit 10.2

RECEIVABLES PURCHASE AGREEMENT

Dated as of July 25, 2007

Among

OLIN FUNDING COMPANY LLC
as the Seller

and

CAFCO, LLC
and
VARIABLE FUNDING CAPITAL COMPANY LLC
as the Investors

and

CITIBANK, N.A.
and
WACHOVIA BANK, NATIONAL ASSOCIATION
as Banks

and

CITICORP NORTH AMERICA, INC.
as the Program Agent

and

CITICORP NORTH AMERICA, INC.
and
WACHOVIA BANK, NATIONAL ASSOCIATION
as Investor Agents

and

OLIN CORPORATION
as Collection Agent

-i-

-ii-

-iii-

SCHEDULES

SCHEDULE I	-	Lock-Boxes/Deposit Accounts
SCHEDULE II	-	Credit and Collection Policy
SCHEDULE III	-	Addresses
SCHEDULE IV	-	Seller UCC Information
SCHEDULE V	-	Special Concentration Limits
SCHEDULE VI	-	Originators

ANNEX

ANNEX A-1	-	Form of Monthly Report
ANNEX A-2	-	Form of Weekly Report
ANNEX B	-	Form of Deposit Account Agreement
ANNEX C-1	-	Form of Opinion of Cravath, Swaine & Moore LLP
ANNEX C-2	-	Form of Opinion of Richards, Layton & Finger, P.A.
ANNEX C-3	-	Form of Opinion of General Counsel of the Parent
ANNEX C-4	-	Form of Opinion of Edwards Angell Palmer & Dodge LLP
ANNEX C-5	-	Form of Opinion of Hunton & Williams LLP
ANNEX C-6	-	Form of Opinion of Shumaker, Loop & Kendrick, LLP
ANNEX C-7	-	Form of Opinion of Blake, Cassels & Graydon LLP
ANNEX D	-	Form of Assignment and Acceptance
ANNEX E	-	Form of Funds Transfer Letter
ANNEX F	-	Form of Parent Undertaking
ANNEX G	-	Form of Collateral Advance Account Agreement
ANNEX H	-	Form of Letter of Credit Request
ANNEX I	-	Form of Purchase Request

-iv-

RECEIVABLES
PURCHASE AGREEMENT

Dated as of July 25, 2007

OLIN FUNDING COMPANY LLC, a Delaware limited liability company (the “Seller”), CAFCO, LLC, a Delaware limited liability company, as an Investor (as defined herein), VARIABLE FUNDING CAPITAL COMPANY LLC, a Delaware limited liability company, as an Investor, CITIBANK, N.A., as a Bank (as defined herein), WACHOVIA BANK, NATIONAL ASSOCIATION, as a Bank, WACHOVIA BANK, NATIONAL ASSOCIATION, as an Investor Agent (as defined herein), CITICORP NORTH AMERICA, INC., a Delaware corporation (“CNAI”), as program agent (the “Program Agent”) for the Investors and the Banks and as an Investor Agent, and OLIN CORPORATION, a Virginia corporation, as Collection Agent, agree as follows:

PRELIMINARY STATEMENT. The Seller has acquired, and may continue to acquire, Receivables from the Originators (as hereinafter defined), either by purchase or by contribution to the capital of the Seller, as determined from time to time by the Seller and the Originators. The Seller is prepared to sell undivided fractional ownership interests (referred to herein as “Receivable Interests”) in the Receivables. The Investors may, in their respective sole discretion, purchase such Receivable Interests, and the Banks are prepared to purchase such Receivable Interests on a committed basis, in each case on the terms set forth herein. Accordingly, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Eurodollar Rate” means, for any Fixed Period, an interest rate per annum equal to the rate per annum obtained by dividing (i) the Eurodollar Rate for such Fixed Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Fixed Period.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement.

“Affected Person” has the meaning specified in Section 2.08(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Affiliated Obligor” means any Obligor that is an Affiliate of another Obligor.

“Agent” means any of the Program Agent or any Investor Agent and “Agents” means, collectively, the Program Agent and the Investor Agents.

“Agent Fee Agreement” means the fee agreement of even date between the Seller and the Program Agent with respect to certain fees to be paid by the Seller to the Program Agent in connection with this Agreement and the transactions contemplated hereby, as the same may be amended or restated from time to time.

“Aggregate Loss and Dilution Reserve” means, on any date, an amount equal to the product of (a) the Aggregate Loss and Dilution Reserve Percentage on such date multiplied by (b) the Net Receivables Pool Balance on such date.

“Aggregate Loss and Dilution Reserve Percentage” means, as of any date, the greater of (a) the sum of (i) the Dynamic Loss Reserve Percentage as of such date plus (ii) the Dynamic Dilution Reserve Percentage as of such date and (b) the sum of (i) the Loss Reserve Floor Percentage as of such date plus (ii) the Dilution Reserve Floor Percentage as of such date.

“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a)           the rate of interest announced publicly by Citibank in New York, New York, from time to time as Citibank’s base rate;

(b)           1/2 of one percent above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; and

(c)           the Federal Funds Rate.

“Amortization Date” means the earliest day on which a Termination Date has occurred for all outstanding Receivable Interests.

“Applicable Margin” means, at any time, 1.25% per annum.

“Asset Purchase Agreement” means (a) in the case of any Bank other than Citibank and Wachovia, the asset purchase agreement or other similar liquidity agreement entered into by such Bank concurrently with the Assignment and Acceptance pursuant to which it became party to this Agreement and (b) in the case of Citibank and Wachovia, the secondary market agreement, asset purchase agreement or other similar liquidity agreement entered into by such Bank for the benefit of its respective Investor, to the extent relating to the sale or transfer of interests in Receivable Interests, in each case as amended or modified from time to time.

“Assignee Rate” for any Fixed Period for any Receivable Interest means an interest rate per annum equal to the Eurodollar Rate for such Fixed Period plus the Applicable Margin; provided, however, that in case of:

(i)           any Fixed Period on or prior to the first day of which an Investor or Bank shall have notified the Program Agent and each Investor Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Investor or Bank to fund such Receivable Interest at the Assignee Rate set forth above (and such Investor or Bank shall not have subsequently notified the Program Agent and each Investor Agent that such circumstances no longer exist),

(ii)           any Fixed Period of one to (and including) 29 days (it being understood and agreed that this clause (ii) shall not be applicable to a Fixed Period for which Yield is to be computed by reference to the Eurodollar Rate that is intended to have a one-month duration but due solely to LIBOR interest period convention the duration thereof will be less than 30 days),

(iii)           any Fixed Period as to which the Program Agent and each Investor Agent does not receive notice, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Fixed Period, that the related Receivable Interest will not be funded by CAFCO and VFCC through the issuance of Promissory Notes or commercial paper, as the case may be, or

(iv)           any Fixed Period for a Receivable Interest the aggregate Capital of which allocated to the Investors or the Banks is less than $500,000,

the “Assignee Rate” for such Fixed Period shall be an interest rate per annum equal to the Alternate Base Rate in effect from time to time during such Fixed Period plus the Applicable Margin; provided, further that at any time when an Event of Termination shall exist, the “Assignee Rate” for such Fixed Period shall be an interest rate per annum equal to the Alternate Base Rate in effect from time to time during such Fixed Period plus the Applicable Margin plus 2%; provided even further that the Agents and the Seller may agree in writing from time to time upon a different “Assignee Rate”.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Bank, an Eligible Assignee, such Bank’s Investor Agent and the Program Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Annex D hereto.

“Bank Commitment” of any Bank means, (a) with respect to Citibank, $125,000,000 or such amount as reduced or increased by any Assignment and Acceptance entered into among Citibank, another Bank, the Investor Agent for Citibank and the Program Agent, (b) with respect to Wachovia, $125,000,000 or such amount as reduced or increased by any Assignment and Acceptance entered into among Wachovia, another Bank, the Investor Agent for Wachovia and the Program Agent or (c) with respect to a Bank (other than Citibank or Wachovia) that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Bank Commitment, in each case as such amount may be reduced or increased by an Assignment and Acceptance entered into among such Bank, an Eligible Assignee, the Investor Agent for such Bank and the Program Agent, and as may be further reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Purchase Limit pursuant to the terms of this Agreement shall reduce ratably (or terminate) each Bank’s Bank Commitment.

“Banks” means Citibank, Wachovia and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 11.03.

“Business Day” means any day on which (i) banks are not authorized or required to close in New York City or the State of Missouri, and (ii) if this definition of “Business Day” is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

“CAFCO” means CAFCO, LLC and any successor or assign of CAFCO that is a receivables investment company which in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

“CAFCO Group” means the Group for which CAFCO is the Investor.

“Canada-U.S. Convention” means the Canada-United States Income Tax Convention (1980), as amended, modified or replaced from time to time.

“Canadian Dollars” means dollars in the lawful currency of Canada.

“Canadian Receivable” means any Receivable, the Obligor of which has a billing address in Canada.

“Capital” of any Receivable Interest means the original amount paid to the Seller for such Receivable Interest at the time of its purchase by an Investor or a Bank pursuant to this Agreement or, in the case of an L/C Receivable Interest, the amount determined pursuant to Section 2.18(c), or such amount divided or combined in accordance with Section 2.07, in each case reduced from time to time by Collections distributed on account of such Capital pursuant to Section 2.04(d) or, in the case of an L/C Receivable Interest, reduced as provided in Section 2.18(g) or 2.18(l); provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

“Cash Secured Advance” means, in respect of any Bank, without duplication, the aggregate amount of the proceeds (a) (i) of the advance, if any, made by such Bank pursuant to Section 2.01(d) and (ii) of such Bank’s Ratable Share of any applications of Collections of Receivables during the Term Period for such Bank’s Group to reduce the “Capital” in respect of the Receivable Interest hereunder and (b) on deposit at such time in the Collateral Advance Account (including any such proceeds invested by the Program Agent at such time in Eligible Investments pursuant to Section 6.07(c)), it being understood that the amount of such Bank’s Cash Secured Advance shall be decreased by such Bank’s Ratable Share of the funds paid from time to time from the Collateral Advance Account to the Seller to make a purchase of a Receivable Interest from time to time during the Term Period for such Bank’s Group.

“Cash Secured Advance Commencement Date” means, with respect to any Group, the same day as the Term-Out Bank Purchase Date for such Group, provided that the Cash Secured Advance Commencement Date shall occur if, but only if, the Facility Termination Date shall not have occurred on or prior to such date and no Incipient Event of Termination or Event of Termination exists on such date.

“Change in Law” has the meaning specified in Section 2.08(c).

“Change of Control Date” means (A) the first day on which any person, or group of related persons, has beneficial ownership of more than 33 1/3% of the outstanding voting stock of the Parent or (B) the date immediately following the first date on which the members of the board of directors of the Parent (the “Board”) at the commencement of any period of 730 consecutive days (together with any other directors whose appointment or election by the Board or whose nomination for election by the stockholders of the Parent was approved by a vote of at least a majority of the directors then in office who either were directors at the beginning of such period or whose appointment or election or nomination for election was previously so approved) shall cease to constitute a majority of the Board at the end of such period; provided, however, that a Change of Control Date shall not be deemed to have occurred under clause (A) hereof if (x) the Parent shall have merged or disposed of a portion of its assets in compliance with the requirements of subsection 5.02(c) of the Credit Agreement within 10 days after the acquisition of such beneficial ownership shall have occurred and (y) no person or group of related persons shall have beneficial ownership of more than 33 1/3% of the outstanding voting stock of the Parent after such merger or disposition. For the purposes of this definition, the term “voting stock” shall mean stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the directors of the Parent other than stock having such power only by reason of a contingency.

“Citibank” means Citibank, N.A., a national banking association.

“CNAI” has the meaning specified in the introductory paragraph hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Advance Account” has the meaning specified in Section 6.07(a).

“Collateral Advance Account Agreement” means an agreement among the Seller, the Program Agent and the Collateral Advance Account Bank in substantially the form of Annex G.

“Collateral Advance Account Bank” has the meaning specified in Section 6.07(a).

“Collateral Advance Account Direction” has the meaning specified in Section 6.07(b).

“Collection Agent” means at any time the Person then authorized pursuant to Section 6.01 to administer and collect Pool Receivables.

“Collection Agent Default” means the occurrence of any of the following:

(a)           The Collection Agent (i) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clause (ii), (iii), (iv) or (v) of this subsection (a)) and such failure shall remain unremedied for 30 days after the earlier of the Collection Agent’s actual knowledge thereof or written notice thereof to the Collection Agent from the Program Agent or any Investor Agent, (ii) shall fail to make when due any payment or deposit in respect of Capital to be made by it under this Agreement, (iii) shall fail to make when due any payment or deposit of Yield, Fees or any other amounts (other than in respect of Capital) to be made by it under this Agreement and such failure shall remain unremedied for five days after the earlier of the Collection Agent’s actual knowledge thereof or written notice to the Collection Agent from the Program Agent or any Investor Agent, (iv) shall fail to deliver any Seller Report when required or (v) shall fail to comply with Section 6.05(b); or

(b)           Any representation or warranty made or deemed made by the Collection Agent (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Collection Agent pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(c)           The Collection Agent shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Collection Agent seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Collection Agent shall take any corporate or other action to authorize any of the actions set forth above in this clause (c); or

(d)           The Collection Agent shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $25,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is that the maturity of such Debt is accelerated; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)           (i) There shall have occurred any event which could reasonably be expected to materially adversely affect the ability of the Collection Agent to collect Pool Receivables or otherwise perform its obligations under this Agreement and the other Transaction Documents (it being understood and agreed that no such material adverse effect shall arise solely as a result of a material adverse change in the financial condition of the Collection Agent if such material adverse change in the financial condition of the Collection Agent does not otherwise trigger this clause (e)) or (ii) any provision of any Transaction Document applicable to the Collection Agent shall cease to be effective and valid and binding on the Collection Agent or the Collection Agent shall so state in writing; or

(f)           One or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against the Collection Agent or any of its Subsidiaries or a combination thereof, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be taken by a judgment creditor to attach or levy upon any assets of the Collection Agent or any of its Subsidiaries to enforce any such judgment; or

(g)           The Collection Agent (if the Parent) shall fail to perform or observe any financial covenant contained in the Credit Agreement (which, as of the date of this Agreement consist of the consolidated leverage ratio and consolidated interest coverage ratio contained in Sections 5.01(b) and 5.01(c) of the Credit Agreement); or

(h)           The Collection Agent or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability in excess of $25,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Collection Agent or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i)           The PBGC or the Internal Revenue Service shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA or Section 6320 of the Code with regard to any of the assets of the Collection Agent.

“Collection Agent Fee” has the meaning specified in Section 2.05(a).

“Collection Agent Fee Reserve Percentage” means, on any date, an amount equal to:

CAF x RTR
360

where:

CAF =	the percentage per annum used in the calculation of the Collection Agent Fee in effect on such date.

RTR =	the highest of the Three-Month Receivable Turnover Ratios calculated for each of the twelve most recently ended calendar months.

“Collection Delay Period” means 10 days or such other number of days as the Program Agent may select upon three Business Days’ notice to the Seller.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and any Collection of such Receivable deemed to have been received pursuant to Section 2.04.

“Commitment Termination Date” means the earliest of (a) July 23, 2008, unless (i) the Seller shall have requested, which request shall be made not more than 45 days prior to the then Commitment Termination Date, an extension of the then Commitment Termination Date to a date occurring not more than 364 days after such then Commitment Termination Date, and (ii) with respect to each Investor, one or more of its Related Banks which, immediately after giving effect to such extension would have Bank Commitments in an aggregate amount equal to such Investor’s Investor Purchase Limit to be in effect immediately after giving effect to such extension, shall in their sole discretion consent to such extension, which consent shall be given not more than 30 days and not less than 10 days prior to the then Commitment Termination Date; provided, however, that any failure of any Investor or Bank to respond to the Seller’s request for such extension shall be deemed a denial of such request by such Bank, (b) the date determined pursuant to Section 7.01, (c) the date the Purchase Limit reduces to zero pursuant to Section 2.01(b) and (d) the Repurchase Date pursuant to Section 2.20; provided, however, that if, and only if, there shall have occurred a Cash Secured Advance Commencement Date for any Group, the Commitment Termination Date for such Group shall mean the earliest of July 18, 2012 and the dates referenced in the preceding clauses (b), (c) and (d).

“Concentration Limit” for any Obligor means at any time 3.50% (“NormalConcentration Limit”), or such other higher percentage (“Special Concentration Limit”) for such Obligor as set forth on Schedule V hereto, and after the date of this Agreement as designated by the Program Agent and each Investor Agent in a writing delivered to the Seller; provided that in the case of an Obligor with any Affiliated Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor; provided further that the Program Agent or any Investor Agent may, in its sole discretion, reduce or cancel any Special concentration Limit upon three Business Days’ notice to the Seller (with a copy to each of the other Agents).

“Contract” means an agreement between any Originator and an Obligor pursuant to or under which such Obligor shall be obligated to pay for merchandise or services from time to time.

“CP Costs” means, for each day, the sum of (i) discount or yield accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and commercial paper dealers (currently 5 basis points per annum), and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of the Liquidation Fee or similar fee related to the reduction of the capital amount of any receivable interest of VFCC, pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if the Seller shall request any incremental purchase of a Receivable Interest after the initial purchase under this Agreement during any period of time determined by the Investor Agent for the VFCC Group in its sole discretion to result in incrementally higher CP Costs applicable to such Receivable Interest, the Capital associated with any such Receivable Interest shall, during such period, be deemed to be funded by VFCC in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Capital.

“CP Fixed Period Date” means, for any Receivable Interest, the date of purchase of such Receivable Interest and thereafter the last day of each calendar month or any other day as shall have been agreed to in writing by the Program Agent, the Investor Agents and the Seller prior to the first day of the preceding Fixed Period for such Receivable Interest or, if there is no preceding Fixed Period, prior to the first day of such Fixed Period.

“Credit Agreement” means the Credit Agreement, dated as of July 30, 2004, among the Parent, the lenders party thereto from time to time, Citibank, N.A., as administrative agent, the other agents and lead arranger party thereto from time to time, and any credit facility replacing or succeeding thereto, each as the same may be amended, amended and restated, or modified or supplemented from time to time prior to the Credit Agreement Freeze Date (it being understood and agreed that (i) prior to the Credit Agreement Freeze Date, any amendments or waivers to any provision of the Credit Agreement incorporated herein or referenced herein, if such amendment or waiver is effective pursuant to the terms of the Credit Agreement, shall also be effective hereunder with respect to any incorporation or reference to any provision of the Credit Agreement, and (ii) on and after the Credit Agreement Freeze Date, no amendment or waiver to any provision of the Credit Agreement incorporated herein or referenced herein shall be effective hereunder unless a separate approval has been executed by the Program Agent and the Investor Agents hereunder).

“Credit Agreement Freeze Date” means the first date to occur on which any Bank which is now or hereafter a party to this Agreement ceases to be a lender under the Credit Agreement; provided, however, if at any time, pursuant to an assignment pursuant to Section 11.03(j), the Credit Agreement Freeze Date is deemed to no longer exist, the “Credit Agreement Freeze Date” shall mean the first date to occur after such assignment on which any Bank ceases to be a lender under the Credit Agreement.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Seller and the Originators in effect on the date of this Agreement and described in Schedule II hereto, as modified in compliance with this Agreement.

“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

“Debt Rating” means, for any Person, the rating by S&P or Moody’s of such Person’s long-term public senior unsecured non-credit enhanced debt.

“Default Ratio” means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Originator Receivables that were Defaulted Receivables on such day or that would have been Defaulted Receivables on such day had they not been written off the books of the applicable Originator or the Seller during such month by (ii) the aggregate Outstanding Balance of all Originator Receivables on such day.

“Defaulted Receivable” means an Originator Receivable:

(i)           as to which any payment, or part thereof, remains unpaid (x) for more than 60 days from the original due date for such payment, if such Originator Receivable is not a Winchester Extended Term Receivable, or (y) for more than 30 days from the original due date for such payment, if such Receivable is a Winchester Extended Term Receivable;

(ii)           as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g);

(iii)           which, consistent with the Credit and Collection Policy, would be written off the applicable Originator’s or the Seller’s books as uncollectible; or

(iv)           for which the applicable Originator or the Seller has (or, consistent with the Credit and Collection Policy, should have) established a reserve specifically for the Obligor obligated on such Originator Receivable with respect to the non-payment by such Obligor of its obligations on any Originator Receivable.

“Deferred Purchase Price” has the meaning specified in the Originator Purchase Agreement.

“Delinquency Ratio” means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Originator Receivables that were Delinquent Receivables on such day by (ii) the aggregate Outstanding Balance of all Originator Receivables on such day.

“Delinquent Receivable” means an Originator Receivable that is not a Defaulted Receivable and:

(i)           as to which any payment, or part thereof, remains unpaid (x) for 31-60 days from the original due date for such payment, if such Originator Receivable is not a Winchester Extended Term Receivable, or (y) for one to 30 days from the original due date for such payment, if such Receivable is a Winchester Extended Term Receivable; or

(ii)           which, consistent with the Credit and Collection Policy, would be classified as delinquent by the applicable Originator or the Seller.

“Deposit Account” means an account maintained at a Deposit Bank into which (i) Collections in the form of checks and other items are deposited that have been sent to one or more Lock-Boxes by Obligors and/or (ii) Collections in the form of electronic funds transfers and other items are paid directly by Obligors.

“Deposit Account Agreement” means an agreement, in substantially the form of Annex B.

“Deposit Bank” means any of the banks holding one or more Deposit Accounts.

“Diluted Receivable” means that portion (and only that portion) of any Originator Receivable which is either (a) reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services or any failure by an Originator to deliver any merchandise or provide any services or otherwise to perform under the underlying Contract, (ii) any change in the terms of or cancellation of, a Contract or any cash discount, discount for quick payment or other adjustment by an Originator which reduces the amount payable by the Obligor on the related Originator Receivable (except any such change or cancellation resulting from or relating to the financial inability to pay or insolvency of the Obligor of such Originator Receivable) or (iii) any set-off by an Obligor in respect of any claim by such Obligor as to amounts owed by it on the related Originator Receivable (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof); provided that Diluted Receivables are calculated assuming that all chargebacks are resolved in the Obligor’s favor.

“Dilution Horizon Ratio” means, as of any date, a ratio computed by dividing (i) the aggregate original Outstanding Balance of all Originator Receivables created by the Originators during the two most recently ended calendar months by (ii) the Outstanding Balance of all Originator Receivables (other than Defaulted Receivables) as at the last day of the most recently ended calendar month minus the aggregate amount of Unapplied Cash/Credit Memos as at the last day of the most recently ended calendar month.

“Dilution Ratio” means, as of any date, the ratio (expressed as a percentage) computed for the most recently ended calendar month by (a) for the purpose of calculating the Dilution Ratio in connection with the Event of Termination specified in Section 7.01(h), dividing (i) the aggregate amount of Originator Receivables which became Diluted Receivables during such calendar month by (ii) the aggregate Outstanding Balance (in each case, at the time of creation) of all Originator Receivables created during the second calendar month immediately preceding such calendar month, and (b) for all other purposes, dividing (i) the excess of the aggregate amount of Originator Receivables which became Diluted Receivables during such month over the amount of the reduction in Net Receivables Pool Balance pursuant to clause (vii) of the definition thereof as of such date by (ii) the aggregate Outstanding Balance (in each case, at the time of creation) of all Originator Receivables created during the second calendar month immediately preceding such calendar month.

“Dilution Reserve Floor Percentage” means, as of any date, the product of (a) the Dilution Horizon Ratio on such date multiplied by (b) the average of the Dilution Ratios for each of the twelve most recently ended calendar months.

“Dilution Volatility Ratio” means, as of any date, a ratio (expressed as a percentage) equal to the product of (a) the highest two-month rolling average Dilution Ratio calculated for each of the twelve most recently ended calendar months minus the average of the Dilution Ratios for each of the twelve most recently ended calendar months, and (b) a ratio calculated by dividing the highest two-month rolling average Dilution Ratio calculated for each of the twelve most recently ended calendar months by the average of the Dilution Ratios for each of the twelve most recently ended calendar months.

“Dollar Equivalent” means, as of any date, the amount obtained by applying the rate for converting currency into Dollars at the spot rate of exchange for that currency as reasonably determined and advised by the Program Agent.

“Dollars” or “$” means dollars in the lawful currency of the United States.

“Drawing Date” has the meaning specified in Section 2.18(g).

“Dynamic Dilution Reserve Percentage” means, as of any date, the product of (a) the sum of (i) the product of (x) two, multiplied by (y) the average of the Dilution Ratios for each of the twelve most recently ended calendar months, plus (ii) the Dilution Volatility Ratio as at the last day of the most recently ended calendar month, multiplied by (b) the Dilution Horizon Ratio as of such date.

“Dynamic Loss Reserve Percentage” means, as of any date, the product of (i) two multiplied by (ii) the Loss Horizon Ratio as of such date multiplied by (iii) the highest of the Three-Month Loss Ratios calculated for each of the twelve most recently ended calendar months.

“E-Mail Seller Report” has the meaning specified in Section 6.02(g).

“Eligible Assignee” means (a) with respect to the CAFCO Group, (i) CNAI or any of its Affiliates, (ii) any Person managed by Citibank, CNAI or any of their Affiliates or (iii) any financial or other institution acceptable to the Investor Agent for such Group and approved in writing by the Seller (which approval by the Seller shall not be required if an Event of Termination has occurred and is continuing) and (b) with respect to the VFCC Group, (i) Wachovia or any of its Affiliates, (ii) any Person managed by Wachovia or any of its Affiliates or (iii) any financial or other institution acceptable to the Investor Agent for such Group and approved in writing by the Seller (which approval by the Seller shall not be required if an Event of Termination has occurred and is continuing).

“Eligible Country” means a country other than the United States and Canada that satisfies each of the following criteria:

(a)          it has a foreign currency sovereign debt rating of at least BBB- by S&P and Baa3 by Moody’s;

(b)          its government or central bank shall not have (i) prohibited the sale of the currency of such country in exchange for United States Dollars, (ii) admitted in writing its inability to pay its debts as the same become due, (iii) declared a moratorium on the payment of its debts or the debts of any national governmental authority of such country, or (iv) ceased to be a member of the International Monetary Fund or ceased to be eligible to use the resources of the International Monetary Fund; and

(c)          the United States shall not have imposed economic sanctions on such country.

“Eligible Institution” means a depository institution organized under the laws of the United States of America or any state thereof or the District of Columbia (or any domestic branch of a foreign bank authorized under any such laws), (a) whose senior long-term unsecured debt obligations are rated at least A- or better by S&P and A3 or better by Moody’s, and (b) which is subject to regulation regarding fiduciary funds on deposit substantially similar to 12 C.F.R. Section 9.10(b), if applicable, and (c) which has a combined capital and surplus of at least $100,000,000.

“Eligible Investments” means book-entry securities entered on the books of the registrar of such securities and held in the name or on behalf of the Program Agent (in the case of the Collateral Advance Account) or the L/C Bank (in the case of the L/C Collateral Account), negotiable instruments or securities represented by instruments in bearer or registered form (registered in the name of the Program Agent or its nominee (in the case of the Collateral Advance Account) or the L/C Bank or its nominee (in the case of the L/C Collateral Account)) which evidence:

(a)           readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the United States;

(b)           insured demand deposits, time deposits or certificates of deposit of any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated, at the time of the investment or contractual commitment to invest therein, as described in clause (d), (iii) is organized under the laws of the United States or any state thereof and (iv) has combined capital and surplus of at least $500,000,000;

(c)           repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank of the type described in clause (b) above;

(d)           commercial paper (maturing no later than the Business Day prior to the first Settlement Date (Yield and Fees) following the date of purchase) having, at the time of the investment or contractual commitment to invest therein, the highest short-term rating from each of S&P and Moody’s;

(e)           investments in no-load money market funds having a rating from each rating agency rating such fund in its highest investment category (including such funds for which the Program Agent or any of its Affiliates is investment manager or advisor); and

(f)           any other investments agreed upon between the Seller and the Program Agent.

“Eligible Receivable” means, at any time, a Receivable:

(i)           the Obligor of which has a billing address in the United States, Canada or any Eligible Country, and is not an Affiliate of any Originator or the Seller;

(ii)           [intentionally omitted];

(iii)           which is not a Defaulted Receivable;

(iv)           the Obligor of which is not the Obligor of any Defaulted Receivables which in the aggregate constitute more than 20% of the aggregate Outstanding Balance of all Receivables of such Obligor;

(v)           which has been billed and which, according to the Contract related thereto, is required to be paid in full within 90 days of the original billing date therefor; provided that the aggregate Outstanding Balance of all Eligible Receivables that are required to be paid in full within 61-90 days of the original billing date therefor according to the Contract related thereto shall not at any time exceed 3.00% of the aggregate Outstanding Balance of all Eligible Receivables; provided further that up to 10.00% of the aggregate Outstanding Balance of all Eligible Receivables may be comprised of Winchester Extended Term Receivables;

(vi)           which is an obligation representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended, and the nature of which is such that its purchase with the proceeds of notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

(vii)          which is an “account” or “payment intangible” within the meaning of Article 9 of the UCC of the applicable jurisdictions governing the perfection of the interest created by a Receivable Interest;

(viii)        which is denominated in Dollars or Canadian Dollars and is payable in the United States or Canada;

(ix)           which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any Adverse Claim or any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor) and is not settled on a net basis;

(x)           which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which none of the Seller, any Originator, the Collection Agent or the Obligor is in violation of any such law, rule or regulation in any material respect;

(xi)           which, if the Obligor thereof has a billing address outside of the United States or Canada (other than the Province of Quebec and, if the transfer of such Receivable to the Purchaser under this Agreement occurs prior to August 1, 2007, the Province of Ontario), arises under a Contract which does not contain a legally enforceable provision requiring such Obligor to consent to the transfer, sale or assignment of the rights and duties of the Seller or the applicable Originator thereunder, unless a written consent of the Obligor has been obtained;

(xii)           which was generated in the ordinary course of the applicable Originator’s business;

(xiii)          which has not been extended, rewritten or otherwise modified from the original terms thereof (except as permitted by Section 6.02(c));

(xiv)          the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation;

(xv)           which satisfies all applicable requirements of the Credit and Collection Policy;

(xvi)          the Obligor of which is not the Government of Canada or any agency, department, instrumentality or political subdivision thereof or any federal or provincial Crown corporation (other than those listed as exempt under applicable legislation from restrictions or requirements for consent or notice of the assignment of Receivables in respect of which they are obligors), or any provincial or local government or government agency, department, instrumentality or political subdivision of such provincial or local government if the enforceability against such government, agency, department, instrumentality or political subdivision of an assignment of debts owing thereby is subject to any precondition which has not been fulfilled;

(xvii)         which, if it is an obligation of an Obligor that is a government or a governmental subdivision or agency, shall not cause the aggregate Outstanding Balance of all Receivables that are obligations of Obligors that are governments or governmental subdivisions or agencies to exceed 10% of the aggregate Outstanding Balance of all Receivables at such time;

(xviii)        which represents a bona fide obligation of the Obligor of such Receivable to pay the stated amount thereof;

(xix)           as to which the applicable Originator has satisfied and fully performed all obligations with respect to such Receivable required to be fulfilled by it other than customary warranty obligations, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

(xx)           for which the related invoice has not been prepared or generated manually; and

(xxi)          as to which, if such Receivable is a Canadian Receivable, (x) none of the services (if any) giving rise to such Receivable were rendered to the Obligor thereof in Canada, and (y) if the Obligor has a billing address in the Province of Quebec, (A) the Contract with respect to such Canadian Receivable is not governed by the laws of the Province of Quebec and (B) pursuant to the express terms of such Contract, all Collections with respect thereto are payable only to locations outside of the Province of Quebec.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the Parent’s controlled group, or under common control with the Parent, within the meaning of Section 414 of the Code, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a) (2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (iv) the withdrawal by the Parent or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Parent or any ERISA Affiliate to make a payment to a Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Fixed Period, an interest rate per annum equal to the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London Time) two Business Days before the first day of such Fixed Period in an amount substantially equal to the Capital associated with such Fixed Period on such first day and for a period equal to such Fixed Period.

“Eurodollar Rate Reserve Percentage” of any Investor or Bank for any Fixed Period in respect of which Yield is computed by reference to the Eurodollar Rate means the reserve percentage applicable two Business Days before the first day of such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Investor or Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Fixed Period.

“Event of Termination” has the meaning specified in Section 7.01.

“Excess Interest” means, in respect of Cash Secured Advances at any time, the excess of (i) the aggregate unpaid accrued interest on the Cash Secured Advances at such time over (ii) the aggregate interest and dividends received by the Program Agent in respect of the Term-Out Bank Collateral and available for withdrawal from the Collateral Advance Account at such time.

“Exchange Rate Protection Factor” means, with respect to Receivables that are denominated in Canadian Dollars, an amount, as determined by the Program Agent in its sole discretion, to protect the Investors and the Banks against adverse fluctuations in the exchange rate between Dollars and Canadian Dollars. Initially, the “Exchange Rate Protection Factor” shall be 6.00%.

“Excluded Receivable” means (a) all indebtedness or accounts receivable due from The Stanley Works Co. to Chase Brass & Copper Company, Inc. (whether or not such indebtedness or accounts receivable has been sold or transferred by Chase Brass & Copper Company, Inc.), (b) all indebtedness due to an Originator arising from the sale of consigned goods by such Originator, (c) all indebtedness or accounts receivable due from Honeywell International Inc. or a unit or subsidiary thereof to A.J. Oster Co. (whether or not such indebtedness or accounts receivable has been sold or transferred by A.J. Oster Co.) and (d) all indebtedness or accounts receivable due from Honeywell International Inc. or a unit or subsidiary thereof to A.J. Oster West, Inc. (whether or not such indebtedness or accounts receivable has been sold or transferred by A.J. Oster West, Inc.); provided, that upon at least thirty (30) days prior written notice by the Seller and the relevant Originator to each of the Agents (A) stating that all receivables financing or purchasing arrangements pertaining to the indebtedness and accounts receivable described in clause (a), (c) or (d) above have been terminated and all UCC Financing Statements filed in connection therewith have been terminated (and attaching acknowledgment copies thereof), (B) stating that the indebtedness or accounts receivable previously subject to such receivables financing or purchasing arrangements are free and clear of Adverse Claims (and attaching appropriate UCC search results confirming such statement) and (C) authorizing the Program Agent to file an amendment of the applicable UCC Financing Statements filed in connection with this Agreement to reflect that such indebtedness and accounts receivable are no longer Excluded Receivables, the indebtedness or accounts receivable due from the Obligor specified in clause (a), (c) or (d) above, as applicable, shall no longer be deemed to be Excluded Receivables from and after the filing of such UCC Financing Statement amendments.

“Facility Fee Agreement” has the meaning specified in Section 2.05(b).

“Facility Termination Date” means the earliest of (a) July 18, 2012 or (b) the date determined pursuant to Section 7.01, (c) the date the Purchase Limit reduces to zero pursuant to Section 2.01(b), or (d) the Repurchase Date pursuant to Section 2.20.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Program Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Agreements” means, collectively, the Agent Fee Agreement, the Facility Fee Agreement and the L/C Fee Agreement.

“Fees” means the fees payable pursuant to the Fee Agreements.

“Finance Charge” means, with respect to any Receivable, any interest, finance charges or other similar charges payable at any time by an Obligor in connection with such Receivable not having been paid on the due date thereof.

“Fixed Period” means, with respect to any Receivable Interest:

(a)           in the case of any Fixed Period in respect of which Yield is computed by reference to the Investor Rate, each successive period commencing on each CP Fixed Period Date for such Receivable Interest and ending on the next succeeding CP Fixed Period Date for such Receivable Interest; and

(b)           in the case of any Fixed Period in respect of which Yield is computed by reference to the Assignee Rate, each successive period of from one to and including 29 days, or a period of one month, as the Seller shall select and the Investor Agent for the relevant Investor or Bank may approve on notice by the Seller received by such Investor Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on (A) the day which occurs three Business Days before the first day of such Fixed Period (in the case of Fixed Periods in respect of which Yield is computed by reference to the Eurodollar Rate) or (B) the first day of such Fixed Period (in the case of Fixed Periods in respect of which Yield is computed by reference to the Alternate Base Rate), each such Fixed Period for such Receivable Interest to commence on the last day of the immediately preceding Fixed Period for such Receivable Interest (or, if there is no such Fixed Period, on the date of purchase of such Receivable Interest), except that if such Investor Agent shall not have received such notice, or such Investor Agent and the Seller shall not have so mutually agreed, before 11:00 A.M. (New York City time) on such day, such Fixed Period shall be one day;

provided, however, that:

(i)           any Fixed Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, however, if Yield in respect of such Fixed Period is computed by reference to the Eurodollar Rate, and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day);

(ii)           in the case of any Fixed Period of one day, (A) if such Fixed Period is the initial Fixed Period for a Receivable Interest, such Fixed Period shall be the day of the purchase of such Receivable Interest; (B) any subsequently occurring Fixed Period which is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period and, if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (C) if such Fixed Period occurs on a day immediately preceding a day which is not a Business Day, such Fixed Period shall be extended to the next succeeding Business Day; and

(iii) in the case of any Fixed Period for any Receivable Interest which commences before the Termination Date for such Receivable Interest and would otherwise end on a date occurring after such Termination Date, such Fixed Period shall end on such Termination Date and the duration of each Fixed Period which commences on or after the Termination Date for such Receivable Interest shall be of such duration (including, without limitation, one day) as shall be selected by the Program Agent with the consent of the Investor Agents or, in the absence of any such selection, each period of thirty days from the last day of the immediately preceding Fixed Period.

“Funds Transfer Letter” means a letter in substantially the form of Annex E hereto executed and delivered by the Seller to the Program Agent and the Investor Agents, as the same may be amended or restated in accordance with the terms thereof.

“Group” means (a) with respect to CAFCO, its Investor Agent, its Related Banks and CAFCO, and (b) with respect to VFCC, its Investor Agent, its Related Banks and VFCC.

“Indemnified Party” has the meaning specified in Section 10.01.

“Indemnified Taxes” has the meaning specified in Section 2.10.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Investor” means CAFCO, VFCC and all other owners by assignment of a Receivable Interest originally purchased by CAFCO or VFCC.

“Investor Agent” means (a) with respect to CAFCO and its Related Banks, CNAI or any successor investor agent designated by such parties, and (b) with respect to VFCC and its Related Banks, Wachovia or any successor investor agent designated by such parties.

“Investor Agent’s Account” means (a) with respect to CAFCO and its Related Banks, the special account (account number 4063-6695) of their Investor Agent maintained at the office of Citibank at 399 Park Avenue, New York, New York (ABA #021-000-089), or such other account as such Investor Agent shall designate in writing to the Seller, the Collection Agent and the Program Agent, and (b) with respect to VFCC and its Related Banks, the special account (account number 2000002391825) of their Investor Agent maintained at the office of Wachovia at 201 S. College Street, Charlotte, North Carolina (ABA #053-000-219), or such other account as such Investor Agent shall designate in writing to the Seller, the Collection Agent and the Program Agent.

“Investor Purchase Limit” means (a) with respect to the CAFCO Group, $125,000,000, and (b) with respect to the VFCC Group, $125,000,000. Any reduction (or termination) of the Purchase Limit by Seller pursuant to Section 2.01(b) shall reduce ratably (or terminate) each Group’s Investor Purchase Limit.

“Investor Rate” means for any Fixed Period for any Receivable Interest:

(a)           with respect to CAFCO, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such Investor from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of those Promissory Notes issued by such Investor that are allocated, in whole or in part, by such Investor’s Investor Agent (on behalf of such Investor) to fund the purchase or maintenance of such Receivable Interest during such Fixed Period as determined by such Investor Agent (on behalf of such Investor) and reported to the Seller, the Program Agent and, if the Collection Agent is not the Seller, the Collection Agent, which rates shall reflect and give effect to (i) the commissions of placement agents and dealers (currently 5 basis points per annum) in respect of such Promissory Notes, to the extent such commissions are allocated, in whole or in part, to such Promissory Notes by such Investor Agent (on behalf of such Investor) and (ii) an administrative fee of 2 basis points per annum; provided, however, that (a) if any component of such rate is a discount rate, in calculating the “Investor Rate” for such Fixed Period such Investor Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; (b) the Investor Rate with respect to Receivable Interests funded by CAFCO’s Participants shall be the same rate as in effect from time to time on Receivable Interests or portions thereof that are not funded by one of its Participants; (c) if all of the Receivable Interests maintained by CAFCO are funded by its Participants, then the Investor Rate shall be CAFCO’s pool funding rate in effect from time to time for its largest size pool of transactions which settles monthly; and (d) the per annum rate determined pursuant hereto shall be increased by 2% at any time when an Event of Termination shall exist.

(b)           with respect to VFCC, the sum of (i) the per annum interest rate that, when applied to the weighted average outstanding Capital of such Receivable Interest funded by VFCC through the issuance of commercial paper notes for the actual number of days elapsed in such Fixed Period, would result in an amount of accrued interest equivalent to VFCC’s CP Costs for such Fixed Period plus (ii) an administrative fee of 2 basis points per annum.

“L/C Bank” has the meaning specified in Section 2.18(a).

“L/C Collateral Account” has the meaning specified in Section 2.19.

“L/C Facility Limit” means 80% of the then applicable Investor Purchase Limit for the VFCC Group.

“L/C Fee Agreement” has the meaning specified in Section 2.18(n).

“L/C Receivable Interest” has the meaning specified in Section 2.18(a).

“L/C Termination Date” means the earliest of (i) five days prior to the date set forth in clause (a) of the definition of Commitment Termination Date (as the same may be extended from time to time), (ii) the Commitment Termination Date and (iii) the Cash Secured Advance Commencement Date for the VFCC Group.

“Letter of Credit” means any standby letter of credit issued by Wachovia for the account of the Seller pursuant to this Agreement.

“Letter of Credit Application” means the L/C Bank’s form of application agreement for a standby letter of credit.

“Liquidation Day” means, for any Receivable Interest, (i) each day during a Fixed Period for such Receivable Interest on which the conditions set forth in Section 3.02 are not satisfied, and (ii) each day which occurs on or after the Termination Date for such Receivable Interest.

“Liquidation Fee” means, for (i) any Fixed Period for which Yield is computed by reference to the Investor Rate and a reduction of Capital is made for any reason on any day or (ii) any Fixed Period for which Yield is computed by reference to the Eurodollar Rate and a reduction of Capital is made for any reason on any day other than the last day of such Fixed Period, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Fixed Period pursuant to clause (iii) of the definition thereof) which would have accrued from the date of such repayment to the last day of such Fixed Period (or, in the case of clause (i) above, the maturity of the underlying commercial paper tranches) on the reductions of Capital of the Receivable Interest relating to such Fixed Period had such reductions remained as Capital, exceeds (B) the income, if any, received by the Investors or the Banks which hold such Receivable Interest from the investment of the proceeds of such reductions of Capital.

“Location” means, with respect to any Person, such Person’s location for purposes of Section 9-307 of the UCC as in effect in the State of New York on any date of determination.

“Lock-Box” means a post office box administered by a Deposit Bank for the purpose of receiving Collections.

“Loss Horizon Ratio” means, as of any date, a ratio computed by dividing (i) the aggregate Outstanding Balance (in each case, at the time of creation) of all Originator Receivables created by the Originators during the three most recently ended calendar months by (ii) the Outstanding Balance of Originator Receivables (other than Defaulted Receivables) minus the aggregate amount of Unapplied Cash/Credit Memos as at the last day of the most recently ended calendar month.

“Loss Ratio” means, for any calendar month, the ratio determined as (a) the sum of (i) the aggregate Outstanding Balance of Originator Receivables which were 61 - 90 days past due plus (ii) (without duplication) the aggregate amount of write-offs during such calendar month of Originator Receivables which were less than 61 days past due, divided by (b) the aggregate Outstanding Balance (in each case, at the time of creation) of Originator Receivables created during the third preceding calendar month.

“Loss Reserve Floor Percentage” means, as of any date, four times the Normal Concentration Limit.

“Loss-to-Liquidation Ratio” means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Originator Receivables written off by the Originators or the Seller, or which should have been written off by the Originators or the Seller in accordance with the Credit and Collection Policy, during the calendar month ending on such last day by (ii) the aggregate amount of Collections (other than deemed Collections paid pursuant to Section 2.04(e)(i)) of Originator Receivables actually received during such calendar month.

“Majority Banks” shall mean (i) at any time when there are only two Banks party hereto, both such Banks, and (ii) at all other times, Banks having Bank Commitments that aggregate more than 50% of the Purchase Limit or, if the Bank Commitments have been terminated, Banks either holding Receivable Interests (or interests therein) or obligated to purchase interests in Receivable Interests pursuant to their respective Asset Purchase Agreements which aggregate more than 50% of all outstanding Receivable Interests.

“Maximum Percentage Factor” means 94.50% or, if Weekly Reports are required to be delivered pursuant to Section 6.02(g)(ii), 97.25%.

“Modification” and “Modify” have the meanings specified in Section 2.18(c).

“Monthly Report” means a report in substantially the form of Annex A-1 hereto setting forth the calculation of the Net Receivables Pool Balance, the calculations of each of the Aggregate Loss and Dilution Reserve and the Yield and Fee Reserve, the Percentage Factor (as of the date of such report) and providing Receivable performance and program documentation compliance information for the previous calendar month, and containing such additional information as any Agent may reasonably request from time to time, furnished by the Collection Agent pursuant to Section 6.02(g)(i).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Parent or an ERISA Affiliate and at least one Person other than the Parent and its ERISA Affiliates or (ii) was so maintained and in respect of which the Parent or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Receivables Pool Balance” means at any time the Outstanding Balance of Eligible Receivables then in the Receivables Pool reduced by the sum of (without duplication) (i) the aggregate amount by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds the product of (A) the Concentration Limit for such Obligor multiplied by (B) the Net Receivables Pool Balance, (ii) the aggregate amount by which the Outstanding Balance of Eligible Receivables of all Obligors with a billing address in Mexico then in the Receivables Pool exceeds 3.5% of the Net Receivables Pool Balance, (iii) the aggregate amount by which the Outstanding Balance of Eligible Receivables of all Obligors with a billing address in China then in the Receivables Pool exceeds 1% of the Net Receivables Pool Balance, (iv) the aggregate amount by which the Outstanding Balance of Eligible Receivables of all Obligors with a billing address in an Eligible Country (including Mexico and China, if such countries are then Eligible Countries) then in the Receivables Pool exceeds 7% of the Net Receivables Pool Balance, (v) the aggregate outstanding amount of deposits received by the Originators from any Obligors with respect to Receivables then in the Receivables Pool, (vi) the aggregate amount of Unapplied Cash/Credit Memos at such time, (vii) the aggregate of all potential set-off amounts representing amounts owed by any Originator (or its Affiliates) to any Obligor, (viii) the aggregate of all potential set-off amounts representing amounts not yet owed but expected to be owed (based on historical data and otherwise reasonably determined by the Agents) by any Originator (or its Affiliates) to any Obligor on account of purchases of scrap metal, determined over a period of time after the Amortization Date equal to the highest of the Three-Month Receivable Turnover Ratios calculated for each of the twelve most recently ended calendar months; provided that the amounts in this clause (viii) shall only be deducted if (A) Parent’s Debt Rating is lower than BB- by S&P or lower than Ba3 by Moody’s and (B) the Amortization Date has occurred, (ix) the product (expressed as a Dollar Equivalent) of (A) the Exchange Rate Protection Factor multiplied by (B) the Outstanding Balance of Receivables denominated in Canadian Dollars, (x) the aggregate amount of charge-backs not included in any credit memo issued by the applicable Originator, (xi) the aggregate amount which the Originators have agreed to pay to Obligors with respect to returnable “cores” and packaging and (xii) the aggregate amount of accruals on the books of the Originators relating to in-transit scrap metal and scrap metal sales.

“Non-Pro-Rata Allocation” has the meaning specified in Section 2.01(a).

“Normal Concentration Limit” has the meaning specified in the definition of “Concentration Limit”.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Originator” means the Parent and each of the Subsidiaries of the Parent which from time to time is a party to, and is a “seller” under the Originator Purchase Agreement. At the date of this Agreement, the Originators are those Persons designated on Schedule VI.

“Originator Purchase Agreement” means the Purchase and Contribution Agreement dated as of the date of this Agreement among the Originators, as sellers, the Parent, as collection agent, and the Seller, as purchaser, as the same may be amended, modified or restated from time to time.

“Originator Receivable” means the indebtedness of any Obligor resulting from the provision or sale of merchandise or services by any Originator under a Contract (whether constituting an account, instrument, chattel paper or general intangible), and includes, except if the Obligor thereof has a billing address in Canada, the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto; provided, however, that the term “Originator Receivable” shall not include any Excluded Receivable.

“Other Companies” means the Originators and all of their Subsidiaries except the Seller.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof; provided, that to the extent that the amount of any Receivable is, under the terms of the applicable Contract, expressed in Canadian Dollars, such amount for the purposes of this definition shall be the Dollar Equivalent thereof at the relevant time. Sales or use tax and any other taxes and Finance Charges which may be billed in connection with a Receivable are not included in the Outstanding Balance.

“Parent” means Olin Corporation, a Virginia corporation.

“Participant” has the meaning specified in Section 11.03(h).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Percentage” of any Bank means, (a) with respect to Citibank, the percentage set forth on the signature page to this Agreement, or such amount as reduced or increased by any Assignment and Acceptance entered into with an Eligible Assignee, (b) with respect to Wachovia, the percentage set forth on the signature page to this Agreement, or such amount as reduced by any Assignment and Acceptance entered into with an Eligible Assignee, or (c) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Percentage, or such amount as reduced or increased by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee.

“Percentage Factor” means, at any time, a percentage equal to (i) the sum of the outstanding Capital plus the Aggregate Loss and Dilution Reserve plus the Yield and Fee Reserve divided by (ii) the Net Receivables Pool Balance. For purposes of Section 6.06(ix), the Percentage Factor is to be computed daily to reflect changes in the Net Receivables Pool Balance and Capital. Otherwise, the Percentage Factor is to be calculated as of the last day of the reporting period covered by each Seller Report and shall be set forth in each Seller Report.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pooled Commercial Paper” means commercial paper notes of VFCC subject to any particular pooling arrangement by VFCC, but excluding commercial paper issued by VFCC for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by VFCC.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Pro Forma Balance Sheet” has the meaning specified in Section 3.01(m).

“Program Agent” has the meaning specified in the introductory paragraph hereof.

“Promissory Notes” means, collectively, (i) promissory notes issued by CAFCO and (ii) participations sold by CAFCO pursuant to Section 11.03(h); provided that the term “Promissory Notes” shall not include the interests sold by CAFCO to a Bank or its designee under an Asset Purchase Agreement.

“Purchase Limit” means $250,000,000, as such amount may be reduced pursuant to Section 2.01(b). References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit, as then reduced pursuant to Section 2.01(b), minus the then outstanding Capital of Receivable Interests under this Agreement.

“Ratable Share” means, at any time in respect of any Bank, the percentage obtained by dividing the amount of such Bank’s Bank Commitment at such time by the aggregate amount of the Bank Commitments of all the Banks in such Bank’s Group at such time.

“Receivable” means any Originator Receivable which has been acquired by the Seller from an Originator by purchase or by capital contribution pursuant to the Originator Purchase Agreement.

“Receivable Interest” means, at any time, an undivided percentage ownership interest in (i) all then outstanding Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables. Such undivided percentage interest shall be computed as:

_C_
AC

where:

C	=	the Capital of such Receivable Interest at the time of computation.

AC	=	the aggregate Capital of all Receivable Interests at the time of computation.

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 2.03. For the avoidance of doubt, the term “Receivable Interest” includes an L/C Receivable Interest.

“Receivable Turnover Ratio” means, for any month, a ratio determined as:

(RPB/CO) x (30 + CDP)

where:

RPB	=	the aggregate Outstanding Balance of Eligible Receivables in the Receivables Pool at the end of such month.

CO	=	Collections received during such month.

CDP	=	the Collection Delay Period.

“Receivables Pool” means at any time the aggregation of each then outstanding Receivable.

“Register” has the meaning specified in Section 11.03(c).

“Reimbursement Obligation” has the meaning specified in Section 2.18(g).

“Related Bank” means (a) with respect to CAFCO, Citibank, each Bank which has entered into an Assignment and Acceptance with Citibank, and each assignee (directly or indirectly) of any such Bank, which assignee has entered into an Assignment and Acceptance, and (b) with respect to VFCC, Wachovia, each Bank which has entered into an Assignment and Acceptance with Wachovia, and each assignee (directly or indirectly) of any such Bank, which assignee has entered into an Assignment and Acceptance.

“Related Security” means with respect to any Receivable:

(i)          all of the Seller’s interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;

(ii)          all security interests, hypothecs or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and similar instruments filed against an Obligor describing any collateral securing such Receivable;

(iii)          all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(iv)          the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

“Repurchase Date” has the meaning specified in Section 2.20.

“Revolving Period” means the period beginning on the date of the initial purchase hereunder and terminating at the close of business on the Business Day immediately preceding the date on which the Termination Date shall have occurred for all Receivable Interests.

“S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies,

“SEC” means the Securities and Exchange Commission.

“Seller Report” means a Monthly Report or a Weekly Report.

“Settlement Date (Capital)” means the second Business Day following the date on which each Monthly Report or Weekly Report, as the case may be, is required to be delivered to the Agent hereunder; provided, however, that if the Termination Date shall occur with respect to all Receivable Interests, the Settlement Date (Capital) shall be the date(s) selected by the Agent or, in the absence of any such selection, the “Settlement Date (Capital)” shall be each Business Day.

“Settlement Date (Yield and Fees)” for any Receivable Interest means the last day of each Fixed Period for such Receivable Interest; provided, however, that if Yield with respect to such Receivable Interest is computed by reference to the Investor Rate and no Liquidation Day exists on the last day of a Fixed Period for such Receivable Interest, the Settlement Date (Yield and Fees) for such Receivable Interest for such Fixed Period shall be the second Business Day after the last day of such Fixed Period.

“Single-Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Parent or an ERISA Affiliate and no Person other than the Parent and its ERISA Affiliates or (ii) was so maintained and in respect of which the Parent or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” means any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Seller, the Parent or an Originator, as the case may be, or by one or more Subsidiaries, or by the Seller, the Parent or an Originator, as the case may be, and one or more Subsidiaries.

“Tangible Net Worth” means at any time the excess of (i) the sum of (a) the product of (x) 100% minus the Discount (as such term is defined in the Originator Purchase Agreement) multiplied by (y) the Outstanding Balance of all Receivables other than Defaulted Receivables plus (b) cash and cash equivalents of the Seller, minus (ii) the sum of (a) Capital plus (b) the Deferred Purchase Price.

“Tax Act” means the Income Tax Act (Canada) and the Regulations thereunder, as amended, modified or replaced from time to time.

“Tax Convention” means a convention for the avoidance of double income taxation between Canada and another country.

“Term Period” means, for any Group, the period commencing on the Cash Secured Advance Commencement Date, if any, for such Group and ending on the first day on which the Termination Date for all Receivable Interests held by the members of such Group has occurred.

“Termination Date” for any Receivable Interest means (i) in the case of a Receivable Interest owned by an Investor, the earlier of (a) the Business Day which the Seller or the Investor Agent for such Investor so designates by notice to the other (with a copy to the Program Agent and the other Investor Agents) at least one Business Day in advance for such Receivable Interest and (b) the Facility Termination Date and (ii) in the case of a Receivable Interest owned by a Bank, the earlier of (a) the Business Day which the Seller so designates by notice to the Program Agent and the Investor Agents at least one Business Day in advance for such Receivable Interest and (b) the Commitment Termination Date.

“Term-Out Bank” means any Bank which is a member of a Group for which the Term Period has commenced.

“Term-Out Bank Collateral” has the meaning specified in Section 2.17(b).

“Term-Out Bank Purchase Date” means, for any Group, the Commitment Termination Date for such Group determined pursuant to clause (a) of the definition thereof, without giving effect to the final proviso at the end of the definition of Commitment Termination Date.

“Three-Month Loss Ratio” means, for any calendar month, the average of the Loss Ratios for such calendar month and the two immediately preceding calendar months.

“Three-Month Receivable Turnover Ratio” means, for any calendar month, the average of the Receivable Turnover Ratio for such calendar month and the two immediately preceding calendar months.

“Transaction Document” means any of this Agreement, the Originator Purchase Agreement, the Deposit Account Agreements, the Fee Agreements, the Undertaking, the Collateral Advance Account Agreement, all amendments and waivers to any of the foregoing and all other agreements and documents delivered and/or related hereto or thereto.

“Transfer Event” means the occurrence of any of the following events:

(i)           a Collection Agent Default; or

(ii)           an event that but for notice or lapse of time or both would constitute a Collection Agent Default of the type described in clause (c) of the definition thereof; or

(iii)           an Event of Termination; or

(iv)           an Incipient Event of Termination pursuant to Section 7.01(g).

“Treaty Resident” means a Person that is or is deemed to be a resident of a country with which Canada has a Tax Convention for purposes of that Convention, including a resident of the United States for purposes of the Canada-U.S. Convention, and for greater certainty does not currently include a limited liability company that is treated as a disregarded entity or a partnership for U.S. federal income tax purposes.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unapplied Cash/Credit Memos” means, as at any time, the sum of (i) the aggregate amount of Collections (expressed as the Dollar Equivalent, if any such amount is in Canadian Dollars) on hand at such time for payment on account of any Eligible Receivables, the Obligor of which has not been identified and (ii) the aggregate Outstanding Balance of all Receivables in respect of which any credit memo issued by the applicable Originator or the Seller is outstanding at such time to the extent deemed Collections have not been paid pursuant to Section 2.04(e).

“Undertaking” means the Undertaking Agreement dated as of the date hereof made by the Parent in favor of the Seller, and assigned to the Program Agent, and relating to the obligations of the Originators (other than the Parent), substantially in the form of Annex F hereto, as the same may be amended, modified or restated from time to time.

“VFCC” means Variable Funding Capital Company LLC and any successor or assign of VFCC that is a receivables investment company which in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

“VFCC Group” means the Group in which VFCC is the Investor.

“Wachovia” means Wachovia Bank, National Association, a national banking association.

“Weekly Report” means a report in substantially the form of Annex A-2 hereto setting forth (i) updated as to the Outstanding Balance of Pool Receivables and Unapplied Cash/Credit Memos and (ii) the calculation of the Net Receivables Pool Balance, the calculation (based on data in the most recent Monthly Report) of each of the Aggregate Loss and Dilution Reserve and the Yield and Fee Reserve and the Percentage Factor and containing such additional information as any Agent may reasonably request from time to time, furnished by the Collection Agent pursuant to Section 6.02(g)(ii).

“Weekly Reporting Period” means any time when both of the following conditions exist: (i) the Parent’s Debt Rating is below BBB- by S&P (or is withdrawn or suspended by S&P) and is below Baa3 by Moody’s (or is withdrawn or suspended by Moody’s) and (ii) the Percentage Factor is greater than 70%.

“Winchester Extended Term Receivable” means an Originator Receivable (i) the Originator of which is the Winchester Division of Olin Corporation and (ii) which, according to the Contract related thereto, is required to be paid in full within more than 90 days (but not more than 180 days) of the original billing date therefor.

“Yield” means for each Receivable Interest for each Fixed Period:

(i)           for each day during each Fixed Period to the extent an Investor will be funding its portion of such Receivable Interest through the issuance of Promissory Notes, commercial paper or other promissory notes, as the case may be,

IR x C x ED
360

(ii)           for each day during such Fixed Period to the extent (x) an Investor will not be funding its portion of such Receivable Interest through the issuance of Promissory Notes, commercial paper or other promissory notes, as the case may be, or (y) a Bank will be funding its portion of such Receivable Interest,

AR x C x ED
360

where:

AR	=	the Assignee Rate for such portion of such Receivable Interest for such Fixed Period

C	=	the Capital of such portion of such Receivable Interest during such Fixed Period

IR	=	the Investor Rate for such portion of such Receivable Interest for such Fixed Period

ED	=	the actual number of days elapsed during such portion of such Fixed Period provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided further that Yield for any Receivable Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield and Fee Reserve” means, on any date, an amount equal to

(C x YFRP) + (CAFP x OB) + AUYF

where:

C	=	the aggregate Capital of all Receivable Interests at the close of business of the Collection Agent on such date.

YFRP	=	the Yield and Fee Reserve Percentage on such date.

CAFP	=	the Collection Agent Fee Reserve Percentage on such date.

OB	=	the aggregate Outstanding Balance of all Originator Receivables at the end of the most recently ended calendar month.

AUYF	=	accrued and unpaid Yield, Collection Agent Fee and Fees on such date, for all Receivable Interests.

“Yield and Fee Reserve Percentage” means, on any date, a percentage equal to

[(AER x 1.5) + AM + PF] x RTR
360

where:

AER	=	the one-month Adjusted Eurodollar Rate in effect on such date.

AM	=	the Applicable Margin over the Eurodollar Rate used in the calculation of the Assignee Rate in effect on such date.

PF	=	the Program Fee (as defined in the Facility Fee Agreement), in effect on such date.

RTR	=	the highest of the Three-Month Receivable Turnover Ratios calculated for each of the twelve most recently ended calendar months.

SECTION 1.02. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

ARTICLE II

AMOUNTS AND TERMS OF THE PURCHASES

SECTION 2.01. Purchase Facility. (a) On the terms and conditions hereinafter set forth, each of CAFCO and VFCC may, in its sole discretion, ratably in accordance with the Investor Purchase Limit of its Group, and, if and to the extent CAFCO or VFCC does not make a purchase, the Related Banks for such Investor shall, ratably in accordance with their respective Bank Commitments, purchase Receivable Interests from the Seller from time to time during the period from the date hereof to the Facility Termination Date (in the case of the Investors) and to the Commitment Termination Date (in the case of the Banks); provided, however, that during the Term Period for any Group, the Investor in such Group shall not purchase any Receivable Interests hereunder. Under no circumstances shall the Investors make any such purchase, or the Banks be obligated to make any such purchase, if after giving effect to such purchase the aggregate outstanding Capital of Receivable Interests would exceed the Purchase Limit. Notwithstanding the foregoing, at any time when L/C Receivable Interests are outstanding and a request for an additional purchase is made hereunder (which complies with the limitation in the immediately preceding sentence) but which, if allocated ratably in accordance with the respective Investor Purchase Limits or Bank Commitments as set forth in the second preceding sentence, would cause the aggregate Capital of Receivable Interests (including L/C Receivable Interests) held by the Investors and the Banks in the VFCC Group to exceed the Investor Purchase Limit for such Group, then such excess shall be allocated to, and shall be purchased by, the Investors or Banks in the CAFCO Group, subject to the other terms and conditions of this Article II and Article III (any purchase pursuant to such allocation being referred to herein as a “Non-Pro-Rata Allocation”).

(b)           The Seller may at any time, upon at least five Business Days’ notice to the Program Agent and the Investor Agents, terminate the facility provided for in this Agreement in whole or, from time to time, reduce in part the unused portion of the Purchase Limit; provided that each partial reduction shall be in the amount of at least $1,000,000 or an integral multiple thereof.

(c)           Until the Program Agent (or any Investor Agent with respect to its Investor) gives the Seller the notice provided in Section 3.02(c)(iii), the Program Agent, on behalf of the Investors which own Receivable Interests, may have the Collections attributable to such Receivable Interests automatically reinvested pursuant to Section 2.04 in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such Receivable Interests. The Program Agent, on behalf of the Banks which own Receivable Interests, shall have the Collections attributable to such Receivable Interests automatically reinvested pursuant to Section 2.04 in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such Receivable Interests.

(d)           At least three Business Days prior to the Cash Secured Advance Commencement Date for any Group, the Seller shall notify the Investor Agent for such Group if the Seller wishes the Banks in such Group to make the advances described in this Section 2.01(d). Following such notice, on the Cash Secured Advance Commencement Date for such Group, each Bank in such Group shall, and severally agrees to, make an advance to the Seller in Dollars in an amount equal to the excess of (i) such Bank’s Bank Commitment over (ii) the outstanding Capital of all Receivable Interests owned by such Bank (after giving effect to any purchase made by such Bank on or prior to such Cash Secured Advance Commencement Date pursuant to this Agreement or pursuant to the Asset Purchase Agreement to which it is a party) on the Term-Out Bank Purchase Date for such Group, and such Bank shall make such advance by causing an amount equal to such advance to be deposited in same day funds into the Collateral Advance Account.

SECTION 2.02. Making Purchases. (a) Each purchase by any of the Investors or the Banks shall be made on at least one Business Day’s notice (given no later than 12:00 noon) from the Seller to the Program Agent and each Investor Agent, provided that no more than 6 purchases shall be made in any calendar month. Each such notice of a purchase shall be in the form attached hereto as Annex I, shall be irrevocable and shall specify (i) the amount requested to be paid to the Seller (such amount, which shall not be less than $1,000,000, being referred to herein as the initial “Capital” of the Receivable Interest then being purchased), (ii) the allocation of such amount among each of the Groups (which shall be proportional to the Investor Purchase Limit of each Group), (iii) the date of such purchase (which shall be a Business Day), and (iv) if the Assignee Rate based on the Eurodollar Rate is to apply to such Receivable Interest, the duration of the initial Fixed Period for such Receivable Interest. Each Investor shall promptly notify the Program Agent whether such Investor has determined to make the requested purchase on the terms specified by the Seller. The Program Agent shall promptly thereafter notify the Seller whether the Investors have determined to make the requested purchase and, if so, whether all of the terms specified by the Seller are acceptable to the Investors.

If any Investor has determined not to make the entire amount of a proposed purchase requested to be made by it, the Investor Agent for such Investor shall promptly send notice of the proposed purchase to all of the Related Banks for such Investor concurrently by telecopier specifying the date of such purchase, the aggregate amount of Capital of Receivable Interest being purchased by such Related Banks (which amount shall be equal to the portion of the initial Capital requested to be funded by such Investor, which such Investor determined not to fund), each such Related Bank’s portion thereof (determined ratably in accordance with its respective Bank Commitment), whether the Yield for the Fixed Period for such Receivable Interest is calculated based on the Eurodollar Rate (which may be selected only if such notice is given at least three Business Days prior to the purchase date) or the Alternate Base Rate, and the duration of the Fixed Period for such Receivable Interest (which shall be one day if the Seller has not selected another period); provided, however, that during the Term Period for any Group, each Bank in such Group shall, on the date of such purchase, instruct the Program Agent to make available to the Seller at the account set forth in the Funds Transfer Letter such Bank’s Ratable Share of the amount of Capital of the interest in the Receivable Interest being acquired by such Group out of the funds available therefor in the Collateral Advance Account.

(b) On the date of each such purchase of a Receivable Interest, the applicable Investors and/or Banks, as the case may be, shall, upon satisfaction of the applicable conditions set forth in this Article II and Article III, make available to the Seller in same day funds, at the account set forth in the Funds Transfer Letter, an aggregate amount equal to the initial Capital of such Receivable Interest; provided, however, if such purchase is being made by the applicable Banks following the designation by the Investor Agent for an Investor of a Termination Date for a Receivable Interest owned by such Investor pursuant to clause (i)(a) of the definition of Termination Date and any Capital of such Receivable Interest is outstanding on such date of purchase, the Seller hereby directs the applicable Banks to pay the proceeds of such purchase (to the extent of the outstanding Capital and accrued Yield on such Receivable Interest of such Investor) to the relevant Investor Agent’s Account, for application to the reduction of the outstanding Capital and accrued Yield on such Receivable Interest of such Investor; provided, further, however, that during the Term Period for any Group, after receipt by the Program Agent of the instruction from each Bank in such Group referred to in the proviso to the last sentence of Section 2.02(a) and upon fulfillment of the applicable conditions set forth in Article III, the Program Agent shall make available to the Seller at the account set forth in the Funds Transfer Letter such Bank’s Ratable Share of such Group’s amount of such purchase, solely out of the funds available therefor in the Collateral Advance Account, and upon such deposit each such Bank will be deemed to have paid to the Seller such Bank’s Ratable Share of such Group’s amount of the Capital of the interest in the Receivable Interest being acquired for all purposes of this Agreement.

(c)           Effective on the date of each purchase pursuant to this Section 2.02 and each reinvestment pursuant to Section 2.04, the Seller hereby sells and assigns to the Program Agent, for the benefit of the parties making such purchase, an undivided percentage ownership interest, to the extent of the Receivable Interest then being purchased, in each Pool Receivable then existing and in the Related Security and Collections with respect thereto.

(d)           Notwithstanding the foregoing, (i) CAFCO shall not make purchases under this Section 2.02 at any time in an amount which would exceed the Investor Purchase Limit of such Investor’s Group, (ii) VFCC shall not make purchases under this Section 2.02 at any time in an amount which would exceed the Investor Purchase Limit of such Investor’s Group less the aggregate outstanding Capital of L/C Receivable Interests and (iii) a Bank shall not be obligated to make any purchase under this Section 2.02 at any time if, after giving effect to such purchase, the aggregate outstanding Capital of Receivable Interests (including L/C Receivable Interests) held by such Bank would exceed such Bank’s Bank Commitment less such Bank’s Ratable Share of the aggregate outstanding portion of Capital held by the Investor in such Bank’s Group (whether or not any portion thereof has been assigned under an Asset Purchase Agreement), after giving effect to reductions of the Capital held by the Investor in such Bank’s Group to be made on the date of such purchase (whether from the distribution of Collections or from the proceeds of purchases by such Bank). Each Bank’s obligation shall be several, such that the failure of any Bank to make available to the Seller any funds in connection with any purchase shall not relieve any other Bank of its obligation, if any, hereunder to make funds available on the date of such purchase, but no Bank shall be responsible for the failure of any other Bank to make funds available in connection with any purchase.

SECTION 2.03. Receivable Interest Computation. Each Receivable Interest shall be initially computed on its date of purchase. Thereafter until the Termination Date for such Receivable Interest, such Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day on which there is an increase or decrease in the amount of Capital of such Receivable Interest or any other Receivable Interest. Any Receivable Interest, as computed (or deemed recomputed) as of the day immediately preceding the Termination Date for such Receivable Interest, shall thereafter remain constant. Each Receivable Interest (including an L/C Receivable Interest) shall become zero when Capital thereof and Yield thereon shall have been paid in full, and all Fees and other amounts owed by the Seller hereunder to the Investors, the Banks, the Investor Agents or the Program Agent are paid and the Collection Agent shall have received the accrued Collection Agent Fee thereon. In addition to the foregoing, an L/C Receivable Interest may become zero as provided in Section 2.18(g) or 2.18(l).

SECTION 2.04. Settlement Procedures. (a) Collection of the Pool Receivables shall be administered by a Collection Agent, in accordance with the terms of Article VI of this Agreement. The Seller shall provide to the Collection Agent (if other than the Seller) on a timely basis all information needed for such administration, including notice of the occurrence of any Liquidation Day and current computations of each Receivable Interest.

(b) The Collection Agent shall, on each day on which Collections of Pool Receivables are received by it (provided that if the notices of effectiveness attached to the Deposit Account Agreements have been delivered to the Deposit Banks pursuant to Section 6.03(a), the Collection Agent shall not be permitted to access or withdraw funds in the Deposit Accounts, and the Program Agent shall direct the Deposit Banks to remit funds in accordance with the following clauses):

(i)           with respect to each Receivable Interest, set aside and hold in trust (and, at the request of the Program Agent, segregate) for the Investors or the Banks that hold such Receivable Interest and for the Investor Agents, out of the percentage of such Collections represented by such Receivable Interest, an amount equal to the Yield, Fees and Collection Agent Fee (and, during the Term Period, an amount equal to the Excess Interest in respect of all Cash Secured Advances) accrued through such day for such Receivable Interest and not previously set aside;

(ii)           with respect to each Receivable Interest, if such day is not a Liquidation Day for such Receivable Interest, reinvest with the Seller on behalf of the Investors or the Banks that hold such Receivable Interest the percentage of such Collections represented by such Receivable Interest, to the extent representing a return of Capital, by recomputation of such Receivable Interest pursuant to Section 2.03;

(iii)           if such day is a Liquidation Day for any one or more Receivable Interests, set aside and hold in trust (and, at the request of the Program Agent, segregate) for the Investors and/or the Banks that hold such Receivable Interests and for the Investor Agents (x) if such day is a Liquidation Day for less than all of the Receivable Interests, the percentage of such Collections represented by such Receivable Interests, and (y) if such day is a Liquidation Day for all of the Receivable Interests, all of the remaining Collections (but not in excess of the Capital of such Receivable Interests and any other amounts payable by the Seller hereunder); provided that if amounts are set aside and held in trust on any Liquidation Day occurring prior to the Termination Date, and thereafter prior to the next occurring Settlement Date (Capital) the conditions set forth in Section 3.02 are satisfied or waived by the Program Agent and the Investor Agents, such previously set aside amounts shall, to the extent representing a return of Capital, be reinvested in accordance with the preceding subsection (ii) on the day of such subsequent satisfaction or waiver of conditions; provided, further, if such day is a Liquidation Day for one or more Receivable Interests solely by reason of the designation by the Investor Agent for an Investor of a Termination Date for a Receivable Interest pursuant to clause (i)(a) of the definition of Termination Date (and no other event or condition qualifying as a Liquidation Day has occurred), then the Collection Agent shall periodically notify such Investor Agent of the amounts set aside and held in trust pursuant to this clause (iii) on account of such Receivable Interests (which notice shall be given at such times as the Collection Agent and such Investor Agent may agree, but no less frequently than weekly), the Banks in such Investor Agent’s Group shall make periodic purchases of the Receivable Interests from the Seller having initial Capital equal to the amounts so set aside and held in trust, the Seller hereby directs such Banks to pay the proceeds of such purchases to the applicable Investor Agent’s Account, for application to the reduction of the outstanding Capital on such Receivable Interests of such Investor, and the amounts so set aside and held in trust shall be paid by the Collection Agent to the Seller on account of the purchase price of the Receivable Interests so purchased by such Banks; and

(iv) during such times as amounts are required to be reinvested in accordance with the foregoing subsection (ii) or the provisos to subsection (iii), release to the Seller for its own account any Collections in excess both of such amounts and of the amounts that are required to be set aside pursuant to subsection (i) above.

(c) On each Settlement Date (Yield and Fees), the Collection Agent shall deposit into the Investor Agent’s Account of each Investor Agent Collections held for such Investor Agent and/or the Investors or the Banks in its Group pursuant to Section 2.04(b) that relate to the Receivable Interests owned by such Investors and Banks. In addition, during the Revolving Period, on each Settlement Date (Capital) following delivery of a Seller Report which shows that the Percentage Factor on the last day of the applicable reporting period was greater than the Maximum Percentage Factor, and on each Business Day thereafter until such condition no longer exists, the Collection Agent shall deposit into the Investor Agent’s Account of each Investor Agent Collections set aside for such Investor Agent and/or the Investors or the Banks in its Group pursuant to clause (iii) of Section 2.04(b); provided that the aggregate amount deposited pursuant to this sentence with respect to any Seller Report shall not exceed an amount such that, after giving effect to the application of such amount to the reduction of Capital with respect to the Receivable Interests shown in that Seller Report, the Percentage Factor is equal to the Maximum Percentage Factor. Notwithstanding the preceding sentence, at any time during the Revolving Period when a Non-Pro-Rata Allocation exists and the Collection Agent is depositing Collections to the Investor Agent’s Accounts which are to be used to reduce Capital, the Collection Agent shall remit such Collections first to the Investor Agent for the CAFCO Group, to the extent necessary to eliminate such Non-Pro-Rata Allocation, and then ratably to the Investor Agents, in proportion to the Capital of Receivable Interests (excluding L/C Receivable Interests) held by the Investor and the Banks in each Investor Agent’s Group. On each Settlement Date (Capital) on which Collections are held for the Investors or the Banks pursuant to clause (iii) of Section 2.04(b), after giving effect to any deposits to be made on such date pursuant to the two preceding sentences of this Section 2.04(c), the Collection Agent shall deposit into the Investor Agent’s Account of each Investor Agent Collections held for such Investor Agent and/or the Investors or the Banks in its Group pursuant to Section 2.04(b) that relate to the Receivable Interests owned by such Investors and Banks.

(d) Upon receipt of funds deposited into the Investor Agent’s Account, the relevant Investor Agent shall distribute them as follows:

(i)          if such distribution occurs on a day that is not a Liquidation Day, first to the Investors, the Banks and, during the Term Period, the Term-Out Banks in its Group that hold the relevant Receivable Interest in the ratable payment in full of all accrued Yield and Excess Interest in respect of all Cash Secured Advances (pursuant to the last sentence of Section 2.15) and to such Investor Agent as payment in full of all Fees, and then to the Collection Agent in payment in full of all accrued Collection Agent Fee payable by the Investors, the Banks and the Term-Out Banks in its Group;

(ii)          if such distribution occurs on a Liquidation Day, to the extent such Investor Agent is then holding funds deposited pursuant to the second sentence of Section 2.04(c), to the Investors or the Banks in its Group that hold the relevant Receivable Interest in reduction of Capital and then in accordance with clause (iii) below, provided, that if any L/C Receivable Interests are then outstanding and held by any Bank in such Group, such funds shall be applied first to the reduction of Capital of all Receivable Interests of such Group other than L/C Receivable Interests for which no unpaid Reimbursement Obligation is outstanding, and if the Capital of all such Receivable Interests shall be reduced to zero, any additional funds shall be deposited to the L/C Collateral Account, to cash collateralize the Seller’s contingent reimbursement obligations with respect to Letters of Credit;

(iii)          if such distribution occurs on a Liquidation Day, after any payments required in accordance with clause (ii) above, first to such Investor Agent in payment of any amounts owed by the Seller to such Investor Agent (or, in the case of CNAI, the Program Agent) pursuant to Section 11.04(a) in connection with out-of-pocket costs and expenses incurred by such Investor Agent (or, in the case of CNAI, the Program Agent), second to the Collection Agent (if the Collection Agent is not the Seller or an Affiliate of the Seller) in payment in full of all accrued Collection Agent Fee, third to the Investors, the Banks and/or Term-Out Banks in its Group that hold the relevant Receivable Interest and to such Investor Agent in the ratable payment in full of all accrued Yield and Excess Interest in respect of all Cash Secured Advances and accrued Fees and Liquidation Fee, fourth to such Investors and/or Banks in reduction to zero of all Capital of all Receivable Interests of such Group other than L/C Receivable Interests for which no unpaid Reimbursement Obligation is outstanding, fifth to the L/C Collateral Account, to cash collateralize the Seller’s contingent reimbursement obligations with respect to Letters of Credit, until the amount in the L/C Collateral Account equals the aggregate outstanding Capital of all L/C Receivable Interests, sixth to the Term-Out Banks in reduction to zero of the principal amount of all Cash Secured Advances remaining after application of the Term-Out Bank Collateral in accordance with Section 2.17(d), seventh to such Investors, Banks or such Investor Agent in payment of any other amounts owed by the Seller hereunder or any other Transaction Document which have not been paid pursuant to clauses first through sixth above, and eighth to the Collection Agent (if the Collection Agent is the Seller or an Affiliate of the Seller) in payment in full of all accrued Collection Agent Fee.

After the Capital, Yield, Fees and Collection Agent Fee with respect to a Receivable Interest, and any other amounts payable by the Seller to the Investors, the Banks, the Investor Agents or the Program Agent hereunder or under any other Transaction Document, have been paid in full and any contingent obligations of the Program Agent under any Deposit Account Agreement or Collateral Advance Account Agreement have been released, and after the aggregate outstanding Capital of all L/C Receivable Interests has been fully cash collateralized in the L/C Collateral Account, all additional Collections with respect to such Receivable Interest shall be paid to the Seller for its own account.

(e) For the purposes of this Section 2.04:

(i)           if on any day any Pool Receivable becomes (in whole or in part) a Diluted Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such Diluted Receivable;

(ii)           if on any day any of the representations or warranties contained in Section 4.01(h) is no longer true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

(iii)           except as provided in subsection (i) or (ii) of this Section 2.04(e), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivables shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables; and

(iv)           if and to the extent the Program Agent or any of the Investor Agents, the Investors or the Banks shall be required for any reason to pay over to an Obligor any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Program Agent or such Investor Agent, the Investors or the Banks, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f) Within one Business Day after the end of each Fixed Period in respect of which Yield is computed by reference to the Investor Rate, each Investor Agent shall furnish the Seller with an invoice setting forth the amount of the accrued and unpaid Yield and Fees for such Fixed Period with respect to the Receivable Interests held by the Investors and the Banks in such Investor Agent’s Group.

(g) All amounts payable by the Seller or the Servicer under this Agreement to the Program Agent for its own account or for the account of the Investors, the Banks or the Investor Agents shall be paid in Dollars. The purchase price for Receivable Interests and all other amounts payable by the Investors or the Banks under this Agreement shall be payable in Dollars.

SECTION 2.05. Fees. (a) Each Investor and Bank shall pay to the Collection Agent a fee (the “Collection Agent Fee”) of l/2 of 1% per annum on an amount equal to the Receivable Interest of such Investor or Bank (expressed as a percentage) multiplied by the average daily Outstanding Balance of all Receivables, from the date of purchase of such Receivable Interest until the later of the Termination Date for such Receivable Interest or the date on which the Capital of such Receivable Interest is reduced to zero, payable on each Settlement Date (Yield and Fees). Upon three Business Days’ notice to the Program Agent and each Investor Agent, the Collection Agent (if not the Parent or an Affiliate of the Parent) may elect to be paid, as such fee, another percentage per annum on the average daily Outstanding Balance of all Receivables, but in no event in excess for all Receivable Interests of 110% of the reasonable costs and expenses of the Collection Agent in administering and collecting the Receivables in the Receivables Pool. The Collection Agent Fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Section 2.04(d). So long as the Parent is acting as the Collection Agent hereunder, amounts paid as the Collection Agent Fee pursuant to this Section 2.05(a) shall reduce, on a dollar-for-dollar basis, the obligation of the Seller to pay the “Collection Agent Fee” pursuant to Section 6.03 of the Originator Purchase Agreement, provided that such obligation of the Seller shall in no event be reduced below zero.

(b) The Seller shall pay to the Investor Agents certain fees in the amounts and on the dates set forth in a separate fee agreement of even date among the Seller, the Program Agent and the Investor Agents, as the same may be amended or restated from time to time (the “Facility Fee Agreement”).

SECTION 2.06. Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Seller or the Collection Agent hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to the applicable Investor Agent’s Account.

(b) All computations of Yield, fees, and other amounts hereunder (including, without limitation, Excess Interest on Cash Secured Advances during the Term Period) shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

SECTION 2.07. Dividing or Combining Receivable Interests. Either the Seller or any Investor Agent may, upon notice to the other party (with a copy of such notice to the Program Agent) received at least three Business Days prior to the last day of any Fixed Period in the case of the Seller giving notice, or up to the last day of such Fixed Period in the case of an Investor Agent giving notice, either (i) divide any Receivable Interest held by one or more Investors and/or Banks in its Group into two or more Receivable Interests of such Investors and/or Banks having aggregate Capital equal to the Capital of such divided Receivable Interest, or (ii) combine any two or more Receivable Interests held by one or more Investors and/or Banks in its Group originating on such last day or having Fixed Periods ending on such last day into a single Receivable Interest having Capital equal to the aggregate of the Capital of such Receivable Interests; provided, however, that no Receivable Interest owned by an Investor may be combined with a Receivable Interest owned by any Bank.

SECTION 2.08. Increased Costs. (a) If CNAI, any Investor, any Investor Agent, any Bank, the L/C Bank, any entity (including any bank or other financial institution providing liquidity and/or credit support to any Investor in connection with such Investor’s commercial paper program) which purchases or enters into a commitment to purchase Receivable Interests or interests therein, or any of their respective Affiliates (each an “Affected Person”) determines that due to any change in any law or regulation or any guideline or request regarding the capital required or expected to be maintained by such Affected Person from any central bank or other governmental authority (whether or not having the force of law), in each case made subsequent to the date hereof, the amount of capital required or expected to be maintained by such Affected Person is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Pool Receivables or interests therein related to this Agreement or to the funding thereof and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Program Agent and the Investor Agent for such Affected Person’s Group), the Seller shall immediately pay to the Investor Agent for such Affected Person’s Group for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Program Agent and the Investor Agent for such Affected Person’s Group by such Affected Person shall specify in reasonable detail the basis for the request for compensation of such additional amounts and the basis for the calculation thereof and shall be conclusive and binding for all purposes, absent manifest error.

(b) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in Section 2.09) in or in the interpretation of any law or regulation (other than a law or regulation relating to taxes) or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) other than compliance with respect to taxes, there shall be any increase in the cost to any Investor or Bank of agreeing to purchase or purchasing, or maintaining the ownership of Receivable Interests in respect of which Yield is computed by reference to the Eurodollar Rate or of agreeing to issue or of issuing or maintaining Letters of Credit, then, upon demand by such Investor or Bank (with a copy to the Program Agent and the Investor Agent for such Investor or such Bank), the Seller shall immediately pay to such Investor Agent, for the account of such Investor or Bank (as a third-party beneficiary), from time to time as specified by such Investor or Bank, additional amounts sufficient to compensate such Investor or Bank for such increased costs. A certificate as to such amounts submitted to the Seller and the Program Agent and the Investor Agent for such Affected Person’s Group by such Investor or Bank shall specify in reasonable detail the basis for the request for compensation of such additional amounts and the basis for the calculation thereof and shall be conclusive and binding for all purposes, absent manifest error.

(c)           Failure or delay on the part of any Person to demand compensation pursuant to this Section 2.08 shall not constitute a waiver of such Person’s right to demand such compensation; provided that the Seller shall not be required to compensate any Person pursuant to this Section 2.08 for any increased costs incurred more than 270 days prior to the date that such Person notifies the Seller and the Program Agent of any event described in paragraph (a) or (b) of this Section (a “Change in Law”) which gives rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d)           If any Person requests compensation under this Section 2.08, then such Person shall use reasonable efforts to designate a different office for funding or booking its purchases hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Person, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.08 and (ii) would not subject such Person to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Person. The Seller hereby agrees to pay all reasonable costs and expenses incurred by any Person in connection with any such designation or assignment.

SECTION 2.09. Additional Yield on Receivable Interests Bearing a Eurodollar Rate. The Seller shall pay to any Investor or Bank, so long as such Investor or Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional Yield on the unpaid Capital of each Receivable Interest of such Investor or Bank during each Fixed Period relating to any portion of the Capital of such Investor or Bank in respect of which Yield is computed by reference to the Eurodollar Rate, for such Fixed Period, at a rate per annum equal at all times during such Fixed Period to the remainder obtained by subtracting (i) the Eurodollar Rate for such Fixed Period from (ii) the rate obtained by dividing such Eurodollar Rate referred to in clause (i) above by that percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Investor or Bank for such Fixed Period, payable on each date on which Yield is payable on such Receivable Interest. Such additional Yield shall be determined by such Investor or Bank and notice thereof given to the Seller through the Investor Agent for such Investor or Bank (with a copy to the Program Agent) within 30 days after any Yield payment is made with respect to which such additional Yield is requested. A certificate as to such additional Yield submitted to the Seller and the Program Agent by such Investor or Bank shall specify in reasonable detail the basis for calculation of such additional Yield and shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10. Taxes. (a) Any and all payments and deposits required to be made hereunder or under any other Transaction Document by the Collection Agent or the Seller to any Affected Person shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on an Affected Person by the state or foreign jurisdiction under the laws of which such Affected Person is organized or where such Affected Person is doing business, other than solely as a consequence of the transactions contemplated hereunder, or has its applicable lending office, or any political subdivision thereof and (ii) in the case of an Affected Person which is organized outside the United States, any United States withholding tax that is imposed on amounts payable to such Affected Person at the time such Affected Person becomes a party to this Agreement (or changes its lending office), except to the extent such Affected Person (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment), to receive additional amounts from Seller with respect to such withholding tax pursuant to this Section 2.10(a) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Indemnified Taxes”). If the Seller or the Collection Agent shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder to any Affected Person, (i) the Seller shall make an additional payment to such Affected Person, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10), such Affected Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller or the Collection Agent, as the case may be, shall make such deductions and (iii) the Seller or the Collection Agent, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any such payment of Indemnified Taxes, the Seller or the Collection Agent, as the case may be, will furnish to such Affected Person the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, the Seller agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Transaction Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Transaction Document (hereinafter referred to as “Other Taxes”).

(c)           The Seller will indemnify each Affected Person for the full amount of Indemnified Taxes or Other Taxes (including, without limitation, any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by such Affected Person and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Without limiting the foregoing, the Seller agrees to indemnify each Affected Person for the full amount of any withholding taxes that are imposed by Canada or any political subdivision thereof on any Affected Person in respect of any Collections or other payments made hereunder or that are withheld from any Collections or other payments made hereunder, and any taxes that are imposed on any Affected Person as a result of such Affected Person, in the case of an Affected Person that is a Treaty Resident, having a permanent establishment in Canada for the purposes of a Tax Convention, or, in the case of an Affected Person that is not a Treaty Resident, carrying on business in Canada for the purposes of the Tax Act (unless it acquired such permanent establishment or carries on business in Canada, as the case may be, otherwise than as a result of the transactions contemplated hereby), together in each case with any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and whether or not such taxes were correctly or legally asserted. The foregoing indemnifications shall be made within thirty days from the date the Affected Person makes written demand therefor (and a copy of such demand shall be delivered to the Program Agent and the Investor Agent for such Affected Person’s Group). A certificate as to the amount of such indemnification submitted to the Seller, the Program Agent and the Investor Agent for such Affected Person’s Group by such Affected Person, setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.

(d)           Each Affected Person which is organized outside the United States and which is entitled to an exemption from, or reduction of, withholding tax under the laws of the United States as in effect on the date hereof (or, in the case of any Person which becomes an Affected Person after the date hereof, on the date on which it so becomes an Affected Person with respect to any payments under this Agreement) shall, on or prior to the date hereof (or, in the case of any Person who becomes an Affected Person or changes its lending office after the date hereof, on or prior to the date on which it so becomes an Affected Person or changes its lending office), deliver to the Seller such certificates, documents or other evidence, as required by the Internal Revenue Code of 1986, as amended or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Affected Person as will permit all payments under the Agreement to be made to it without withholding or at a reduced rate. Each Affected Person which is organized under the laws of the United States or any State thereof shall, on or prior to the date hereof (or, in the case of a Person who becomes an Affected Person after the date hereof, on or prior to the date on which it so becomes an Affected Person), deliver to the Seller an IRS Form W-9 (or any successor form). Each such Affected Person shall from time to time thereafter, upon written request from the Seller, deliver to the Seller any new certificates, documents or other evidence as described in the preceding two sentences, as applicable, as will permit payments under this Agreement to be made without withholding or at a reduced rate (but only so long as such Affected Person is legally able to do so).

(e)           The Seller shall not be required to pay any amounts to any Affected Person in respect of Indemnified Taxes and Other Taxes pursuant to paragraphs (a), (b) and (c) above if the obligation to pay such amounts is attributable to the failure by such Affected Person to comply with the provisions of paragraph (d) above; provided, however, that should an Affected Person become subject to Indemnified Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as such Affected Person shall reasonably request to assist such Affected Person to recover such Indemnified Taxes.

SECTION 2.11. Security Interest. As collateral security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller (whether as Seller or otherwise) to be performed under this Agreement or any document delivered in connection with this Agreement in accordance with the terms thereof, including the punctual payment when due of all obligations of the Seller hereunder or thereunder, whether for indemnification payments, principal and Excess Interest on the Cash Secured Advances, Yield, Capital, Reimbursement Obligations, fees, expenses or otherwise, the Seller hereby assigns to the Program Agent for its benefit and the ratable benefit of the Investors, the Banks (including the L/C Bank) and the Investor Agents, and hereby grants to the Program Agent for its benefit and the ratable benefit of the Investors, the Banks (including the L/C Bank) and the Investor Agents, a security interest in, all of the Seller’s right, title and interest in and to the following (collectively, the “Collateral”): (A) the Originator Purchase Agreement and the Undertaking, including, without limitation, (i) all rights of the Seller to receive moneys due or to become due under or pursuant to the Originator Purchase Agreement or the Undertaking, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Originator Purchase Agreement or the Undertaking, (iii) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Originator Purchase Agreement or the Undertaking, (iv) claims of the Seller for damages arising out of or for breach of or default under the Originator Purchase Agreement or the Undertaking, and (v) the right of the Seller to compel performance and otherwise exercise all remedies thereunder, (B) all Receivables, whether now owned and existing or hereafter acquired or arising, the Related Security with respect thereto and the Collections and all other assets, including, without limitation, accounts, chattel paper, instruments and general intangibles (as those terms are defined in the UCC), including undivided interests in any of the foregoing, (C) the Lock-Boxes and Deposit Accounts and the funds deposited in such accounts and (D) to the extent not included in the foregoing, all proceeds of any and all of the foregoing.

SECTION 2.12. Sharing of Payments. If any Investor or any Bank (for purposes of this Section only, referred to as a “Recipient”) shall obtain payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Capital of, or Yield on, any Receivable Interest or portion thereof owned by it in excess of its ratable share of payments made on account of the Capital of, or Yield on, all of the Receivable Interests owned by the Investors and the Banks (other than as set forth in the third sentence of Section 2.04(c) or as a result of different methods for calculating Yield), such Recipient shall forthwith purchase from the Investors or the Banks which received less than their ratable share participations in the Receivable Interests owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

SECTION 2.13. Right of Setoff. Without in any way limiting the provisions of Section 2.12, each Agent, each Investor and each Bank is hereby authorized at any time after the occurrence and during the continuance of an Event of Termination to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by such Agent, such Investor or such Bank to, or for the account of, the Seller, the Parent, the Collection Agent or any Originator against any amount owing by the Seller, the Parent, the Collection Agent or such Originator, as the case may be, to such Person or to such Agent on behalf of such Person (even if contingent or unmatured). Each Agent, Investor and Bank agrees promptly to notify the Seller, the Parent, the Collection Agent or any Originator (as applicable) after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent, Investor and Bank under this Section 2.13 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, Investor or Bank may have. For the avoidance of doubt, the right of setoff set forth in this Section 2.13 permits setoff of deposits and indebtedness held by or owing to one Person against amounts owing by such Person to the owner of such deposits or the borrower/obligor of such indebtedness (i.e., only mutual setoff between the same parties) and does not permit non-mutual setoff.

SECTION 2.14. Purchase by Term-Out Banks. At least three Business Days prior to the Cash Secured Advance Commencement Date for any Group, the Seller shall notify the Investor Agent for such Group if the Seller wishes the purchase described in this Section 2.14 to occur. Following such notice, on the Cash Secured Advance Commencement Date for such Group, each Bank in such Group shall, and severally agrees to, purchase from the Investor in its Group such Bank’s Ratable Share of all Receivable Interests then owned by such Investor for a purchase price equal to the sum of such Bank’s Ratable Share of the Capital of such Receivable Interests plus accrued and unpaid Yield and Fees thereon. Such purchase price shall be payable in immediately available funds on the Cash Secured Advance Commencement Date for such Group. The assigning Investor shall notify the Program Agent, its Investor Agent and the Seller of any such purchase. No further documentation of such purchase shall be required for the effectiveness thereof, provided that if requested by any purchasing Bank, the assigning Investor (or its administrative agent) will execute and deliver an assignment to such Bank in such form as may be mutually agreed between such Investor and such Bank.

SECTION 2.15. Interest on Cash Secured Advances. The Seller shall pay interest to each Term-Out Bank on the unpaid principal amount of such Bank’s Cash Secured Advance from the date of such Cash Secured Advance until such principal amount shall be repaid in full, at a rate per annum equal at all times during each Fixed Period to the Assignee Rate for such Fixed Period, payable in arrears on each Settlement Date (Yield and Fees). On each Settlement Date (Yield and Fees) after the Cash Secured Advance Commencement Date for any Group, the Program Agent shall pay, pursuant to a Collateral Advance Account Direction from the Investor Agent for the relevant Group, to the Investor Agent for such Group at such Investor Agent’s Account for the ratable account of the relevant Banks, on behalf of the Seller, such Group’s ratable portion (based on the outstanding principal amounts of each Group’s Cash Secured Advances) of the cash funds that constitute that interest on, and those dividends from, the Term-Out Bank Collateral which shall then be available to be withdrawn from the Collateral Advance Account, and such Investor Agent shall distribute the funds so paid to such Investor Agent’s Account to the Banks in its Group, ratably according to the respective outstanding principal amounts of their respective Cash Secured Advances, for application to the payment of unpaid Excess Interest on the Cash Secured Advances. Any remaining unpaid accrued Excess Interest on the Cash Secured Advances shall be paid from the Collections of the Pool Receivables pursuant to Sections 2.04 and 2.17(d).

SECTION 2.16. Repayment of Cash Secured Advances. The Seller shall repay to each Term-Out Bank the aggregate outstanding principal amount of such Bank’s Cash Secured Advance on the Commitment Termination Date; provided, however, that recourse for such repayment shall be from, and shall be limited to, the Term-Out Bank Collateral and the Collections of the Pool Receivables in accordance with Section 2.04.

SECTION 2.17. Use of Proceeds; Security Interest in Collateral Advance Account. (a) The Seller hereby agrees that it shall use the proceeds of the Cash Secured Advances solely to fund and maintain the Collateral Advance Account for the purpose of funding purchases of Receivable Interests from time to time during the Term Period.

(b) The Seller hereby grants to the Program Agent, for the ratable benefit of the Term-Out Banks, a security interest in the following (collectively, the “Term-Out Bank Collateral”):

(i)           the Collateral Advance Account, all funds from time to time credited to the Collateral Advance Account, all financial assets (including, without limitation, Eligible Investments) from time to time acquired with any such funds or otherwise credited to the Collateral Advance Account, all interest, dividends, cash, instruments and other investment property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds or such financial assets, and

(ii)           all proceeds of, collateral for, and supporting obligations relating to any and all of the Term-Out Bank Collateral.

(c) The grant of a security interest by the Seller to the Program Agent for the ratable benefit of the Term-Out Banks pursuant to subsection (b) above secures the payment of the Seller’s obligation to repay the Cash Secured Advances, and to pay interest thereon, pursuant to Sections 2.15 and 2.16, respectively.

(d) On the Commitment Termination Date for any Group as to which the Term Period has occurred, the Program Agent shall (i) convert the Term-Out Bank Collateral that does not constitute cash into cash proceeds and (ii) pay to the Investor Agent for each such Group at such Investor Agent’s Account for the ratable account of the Term-Out Banks in its Group, on behalf of the Seller, such Group’s ratable portion of the Term-Out Bank Collateral (it being understood that all the Term-Out Bank Collateral shall then constitute cash or cash proceeds), and such Investor Agent shall distribute the funds so paid to its Investor Agent’s Account to the Banks in its Group, ratably according to the respective outstanding principal amounts of their respective Cash Secured Advances, for application, first, to the repayment of the outstanding principal amounts of the Cash Secured Advances and, second, to the payment of unpaid accrued interest on the Cash Secured Advances (to the extent such funds are available therefor). Any remaining outstanding principal amount of, and/or unpaid accrued interest on, the Cash Secured Advances shall be paid from the Collections of the Pool Receivables pursuant to Section 2.04.

SECTION 2.18. Letter of Credit Facility. (a) On the terms and conditions hereinafter set forth, the Seller agrees to sell to Wachovia, and Wachovia agrees to purchase, Receivable Interests from time to time during the period from the date hereof to the L/C Termination Date, in each case in consideration of the issuance of a Letter of Credit by Wachovia for the account of the Seller. Each Receivable Interest purchased pursuant to this Section is sometimes referred to as an “L/C Receivable Interest”, and Wachovia in its capacity as issuer of Letters of Credit is referred to herein as the “L/C Bank”. No Investor and no Bank other than Wachovia shall have any obligation to purchase L/C Receivable Interests or to issue any Letter of Credit.

(b)           At any time when L/C Receivable Interests are outstanding, unless a Liquidation Day has occurred with respect to all Receivable Interests, the Program Agent, on behalf of the L/C Bank, shall have the Collections attributable to such L/C Receivable Interests automatically reinvested pursuant to Section 2.04 in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such L/C Receivable Interests.

(c)           Each request for the issuance of a Letter of Credit shall be made not later than 12:00 noon on at least three Business Days’ notice from the Seller to the Program Agent and the L/C Bank and shall be substantially in the form of the Letter of Credit Request attached hereto as Annex H. Each such request shall specify (i) the face amount of the Letter of Credit requested to be issued (such amount, which shall not be less than $250,000, being referred to herein as the initial Capital of the Receivable Interest then being purchased), (ii) the proposed issuance date and expiry date of such Letter of Credit, and (iii) the beneficiary of such Letter of Credit, and shall be accompanied by a Letter of Credit Application completed to the reasonable satisfaction of the L/C Bank and duly executed by the Seller, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, the Seller may from time to time request that the L/C Bank renew, extend, increase, decrease or otherwise modify any Letter of Credit previously issued hereunder (“Modify”, and each such action a “Modification”), in each case by notice to the Program Agent and the L/C Bank, given not later than 12:00 noon three Business Days prior to the date of the proposed Modification, and substantially in the form of the Letter of Credit Request attached hereto as Annex H. All terms of each proposed Letter of Credit and each Modification thereto must be reasonably acceptable to the L/C Bank. In no event shall the L/C Bank issue a Modification if, on the proposed date of such Modification, the L/C Bank would not be obligated to issue a new Letter of Credit, if requested, in the amount and on the terms of (and in replacement for) the Letter of Credit being Modified, or if the beneficiary does not consent to the proposed terms of the Modification.

(d)           Effective on the date of each purchase of an L/C Receivable Interest pursuant to this Section 2.18 and each reinvestment pursuant to Section 2.04, the Seller hereby sells and assigns to the Program Agent, for the benefit of the L/C Bank, an undivided percentage ownership interest, to the extent of the Receivable Interest then being purchased, in each Pool Receivable then existing and in the Related Security and Collections with respect thereto.

(e)           Notwithstanding the foregoing, (i) the L/C Bank shall not make any purchase of an L/C Receivable Interest under this Section 2.18 on any date unless all conditions precedent to the initial purchase of a Receivable Interest set forth in Section 3.01 shall have been satisfied on or prior to such date and all conditions precedent to the purchase of such Receivable Interest set forth in Section 3.02 shall be satisfied on such date, (ii) the L/C Bank shall not make purchases of L/C Receivable Interests under this Section 2.18 at any time if, after giving effect to such purchase, the aggregate outstanding Capital of L/C Receivable Interests would exceed the L/C Facility Limit and (iii) the L/C Bank shall not be obligated to make purchases of L/C Receivable Interests under this Section 2.18 at any time if, after giving effect to such purchase, the sum of (x) the aggregate outstanding Capital of Receivable Interests (including L/C Receivable Interests) held by Wachovia plus (y) Wachovia’s Ratable Share of the aggregate outstanding portion of Capital held by VFCC (whether or not any portion thereof has been assigned under an Asset Purchase Agreement), in each case after giving effect to any reductions of the Capital held by Wachovia or VFCC to be made on the date of such purchase (whether from the distribution of Collections or from the proceeds of purchases of Receivable Interests) would exceed Wachovia’s Bank Commitment.

(f)           Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the date set forth in clause (a) of the definition of Commitment Termination Date (as the same may be extended from time to time). Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revisions thereof or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof, as determined by the L/C Bank.

(g)           In the event of any request for a drawing under a Letter of Credit by the beneficiary thereof, the L/C Bank will promptly notify the Program Agent and the Seller of such request. Provided that it shall have received such notice, the Seller shall reimburse (such obligation to reimburse the L/C Bank shall sometimes be referred to as a “Reimbursement Obligation”) the L/C Bank prior to 11:00 A.M., New York time on each date (or, if such notice is received after 9:00 A.M., the next Business Day following such date) that an amount is paid by the L/C Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the L/C Bank. Upon the payment in full of such Reimbursement Obligation, the Capital of the related L/C Receivable Interest shall automatically be reduced by the amount of such Reimbursement Obligation. In the event the Seller fails to reimburse the L/C Bank for the full amount of any drawing under any Letter of Credit by 11:00 A.M., New York time, on the Drawing Date (or, if such notice is received after 9:00 A.M., the next Business Day following such date), the L/C Bank will promptly notify each Agent thereof, and the Seller shall be deemed to have requested that a purchase of a Receivable Interest be made by the Investors or the Banks pursuant to Section 2.02 in the amount of the unreimbursed drawing under such Letter of Credit. Any such purchase of a Receivable Interest from the Seller shall be subject to all of the terms and provisions for the purchase of a Receivable Interest set forth in Articles II and III, except that (i) no notice of purchase shall be required to be delivered by the Seller, (ii) the limitation on the number of purchases per month in Section 2.02(a) shall not apply, (iii) the Seller hereby directs the Investors or Banks funding such purchase to remit the proceeds of such purchase directly to the L/C Bank to be applied to the Reimbursement Obligation, thereby reducing the Capital of the related L/C Receivable Interest by the full amount of such Reimbursement Obligation, and (iv) for the purpose of determining compliance with Section 7.01(i) pursuant to the condition precedent set forth in Section 3.02(a), the Seller shall give effect to the use of proceeds to repay Capital of the related L/C Receivable Interest, as described in the preceding clause (iii).

(h)           Notwithstanding any other provision of this Agreement, prior to the Drawing Date of the related Letter of Credit no Yield shall accrue or be payable on the Capital of the L/C Receivable Interest purchased in connection with such Letter of Credit. However, for the avoidance of doubt, the Capital of each L/C Receivable Interest shall be included in the calculation of Yield and Fee Reserve. Following the Drawing Date of the related Letter of Credit (and until payment in full of the Reimbursement Obligation), Yield shall accrue and be payable on the outstanding Capital of the L/C Receivable Interest purchased in connection with such Letter of Credit at the Assignee Rate. Program Fee (as such term is defined in the Facility Fee Agreement) shall be payable on the outstanding Capital of any L/C Receivable Interest, both prior to and after the Drawing Date of the related Letter of Credit. For the purpose of calculating the Liquidity Fee (as such term is defined in the Facility Fee Agreement), the Capital of the L/C Receivable Interests shall be disregarded, except to the extent of any unpaid Reimbursement Obligation arising from a drawing with respect to the related Letter of Credit.

(i)           In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct by the L/C Bank, the L/C Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(j)           In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the L/C Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

(k)           The Seller’s obligations under this Section 2.18 (including, without limitation, the obligation of the Seller to reimburse the L/C Bank upon a draw under a Letter of Credit) shall be absolute and unconditional under any and all circumstances and irrespective of:

(i)           any lack of validity or enforceability of any Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           any claim of breach of warranty that might be made by the Seller, its Affiliates or the L/C Bank against the beneficiary of a Letter of Credit, or the existence of any claim, counterclaim, set-off, defense or other right that the Seller or any Originator may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Bank or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by any Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)           the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect (provided that such draft, demand, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof) or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)           any payment by the L/C Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit (provided that such draft, demand, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof); or any payment made by the L/C Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-inpossession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code of the United States, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally;

(v)            any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to the departure from any guarantee, for all or any of the obligations of the Seller or any Originator in respect of any Letter of Credit;

(vi)           the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(vii)          any material adverse change in the business, operations, property or financial or other condition of the Seller, any Originator or any Affiliates thereof;

(viii)         any breach of this Agreement or any other Transaction Document by any party thereto;

(ix)            the occurrence of any event of the type described in Section 7.01(g) with respect to the Seller, any Originator or any Affiliate thereof;

(x)             the fact that an Event of Termination or an Incipient Event of Termination shall have occurred and be continuing;

(xi)            the fact that this Agreement or the obligations of Seller hereunder shall have been terminated; and

(xii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Seller or the applicable Originator, provided that, the Seller shall not hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Seller to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the L/C Bank or (ii) the L/C Bank’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Seller shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it, and, in the event of any claim of noncompliance with the Seller’s instructions or other irregularity, the Seller will immediately (and in any event within 5 Business Days) notify the L/C Bank. The Seller shall be conclusively deemed to have waived any such claim against the L/C Bank and its correspondents unless such notice is given as aforesaid.

(l)           At such time as any Letter of Credit shall have (i) expired undrawn, (ii) expired following a partial drawing with respect to which the applicable Reimbursement Obligation has been paid in full or (iii) been returned to the L/C Bank and cancelled, the Capital of the related L/C Receivable Interest shall automatically reduce to zero, and the L/C Bank shall promptly notify the Program Agent and the Seller thereof.

(m)           If the L/C Termination Date shall occur solely as a result of the occurrence of the event described in clause (iii) of the definition thereof and the parties hereto desire to continue the Letter of Credit facility provided for in this Section 2.18, the terms for continuing such facility shall be subject to the mutual agreement of the parties at such time.

(n)           The Seller shall pay the L/C Bank certain fees with respect to the Letters of Credit in the amounts and on the dates set forth in a separate fee agreement of even date among the Seller, the Program Agent and the L/C Bank, as the same may be amended or restated from time to time (the “L/C Fee Agreement”).

SECTION 2.19. L/C Collateral Account. (a) On or prior to the date on which the initial L/C Receivable Interest is purchased hereunder, the L/C Bank shall establish and maintain or cause to be established and maintained in its name, an account (such account being the “L/C Collateral Account”), such account bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the L/C Bank and entitled “L/C Collateral Account for the Olin Receivables Purchase Agreement”. The L/C Collateral Account shall be under the sole dominion and control of the L/C Bank, and neither the Seller, nor any Person claiming by, through or under the Seller, shall have any right, title or interest in, or any right to withdraw any amount from the L/C Collateral Account. The tax identification number associated with the L/C Collateral Account shall be that of the Seller.

(b)     Funds on deposit in the L/C Collateral Account shall, at the written direction and risk of the Seller, be invested by the L/C Bank in Eligible Investments as instructed by the Seller in writing (which may be a standing instruction). Such funds shall be invested in Eligible Investments that will mature so that funds will be available in amounts sufficient for the L/C Bank to make each distribution as and when required under the terms of this Agreement. All interest and other investment earnings (net of losses and investment expenses) received on funds on deposit in the L/C Collateral Account shall be added to the L/C Collateral Account.

(c)           The Seller hereby grants to the L/C Bank a security interest in the L/C Collateral Account, all funds from time to time credited to the L/C Collateral Account, all financial assets (including, without limitation, Eligible Investments) from time to time acquired with any such funds or otherwise credited to the L/C Collateral Account, all interest, dividends, cash, instruments and other investment property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds or such financial assets, and all other proceeds thereof.

(d)           The grant of a security interest by the Seller to the L/C Bank pursuant to subsection (c) above secures the Seller’s obligation to pay Reimbursement Obligations, and to pay interest thereon, pursuant to Section 2.18. On each Settlement Date (Yield and Fees) following the funding of the L/C Collateral Account, the L/C Bank shall, to the extent any fees with respect to the L/C Receivable Interests that are due and payable are not paid on such date pursuant to Section 2.04, withdraw from the L/C Collateral Account funds in the amount of such unpaid fees from the funds then on deposit in the L/C Collateral Account that constitute interest and other investment earnings thereon, and apply such funds to the payment of such unpaid fees. The L/C Bank may at any time following a drawing on a Letter of Credit apply funds available in the L/C Collateral Account to the payment of the Reimbursement Obligations and interest thereon. At such time as all Letters of Credit shall have been fully drawn, shall have expired undrawn or shall have been returned to the L/C Bank and cancelled and all Reimbursement Obligations and interest thereon shall have been paid in full, the L/C Bank shall pay all remaining funds in the L/C Collateral Account to the Seller.

SECTION 2.20. Repurchase Option. The Seller shall have the right to repurchase all, but not less than all, of the Receivable Interests held by the Investors and the Banks and to terminate this Agreement upon not less than ten Business Days’ prior written notice to the Program Agent. Such notice shall specify the date that the Seller desires that such repurchase occur (such date, the “Repurchase Date”) and shall be irrevocable. On the Repurchase Date, the Seller shall deposit into the Investor Agent’s Account for each Investor Agent in immediately available funds an amount equal to the sum of (i) the aggregate outstanding Capital of the Receivable Interests held by the Investors and/or the Banks in such Investor Agent’s Group, (ii) all accrued and unpaid Yield thereon to the Repurchase Date, (iii) all accrued and unpaid Fees owing to such Investors and Banks and such Investor Agent and (if such Investor Agent is the Program Agent) the Program Agent, (iv) the Liquidation Fee (if any) owing to such Investors and Banks in respect of such repurchase and (v) all expenses and other amounts owing to any of such Investors and Banks and such Investor Agent and (if such Investor Agent is the Program Agent) the Program Agent under the Transaction Documents. Any repurchase pursuant to this Section 2.20 shall be made without recourse to or warranty by the Agents, the Investors or the Banks. Further, on the Repurchase Date, the Bank Commitments for all the Banks shall terminate, each of the Commitment Termination Date and Facility Termination Date shall occur, the Termination Date for all Receivable Interests shall occur and no further purchases or reinvestments of Collections shall be made hereunder; provided, that the provisions of this Agreement referenced in Section 11.09 shall survive such termination.

ARTICLE III

CONDITIONS OF PURCHASES

SECTION 3.01. Conditions Precedent to Initial Purchase. The initial purchase of a Receivable Interest under this Agreement is subject to the conditions precedent that the Program Agent and each Investor Agent shall have received on or before the date of such purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Program Agent and each Investor Agent:

(a)           Certified copies of the resolutions (or similar authorization, if not a corporation) of the Board of Directors (or similar governing body or Persons, if not a corporation) of the Seller, the Parent and the other Originators approving this Agreement, the Originator Purchase Agreement and any other Transaction Documents to which it is a party and certified copies of all documents evidencing other necessary corporate, limited liability company or partnership, as the case may be, action and governmental approvals, if any, with respect to this Agreement, the Originator Purchase Agreement and any such Transaction Documents.

(b)           A certificate of the Secretary or Assistant Secretary of the Seller, the Parent and the other Originators certifying the names and true signatures of the officers of the Seller, the Parent and the other Originators authorized to sign this Agreement, the Originator Purchase Agreement and the other documents to be delivered by it hereunder and thereunder.

(c)           Acknowledgment copies of proper financing statements, duly filed on or before the date of such initial purchase under the UCC of all jurisdictions necessary to perfect the ownership and security interests contemplated by this Agreement and the Originator Purchase Agreement.

(d)           Acknowledgment copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in (i) the Receivables, Contracts or Related Security previously granted by the Seller or any Originator and (ii) the collateral security referred to in Section 2.11 previously granted by the Seller.

(e)           Completed requests for information, dated on or before the date of such initial purchase, listing all effective financing statements filed in the jurisdictions referred to in subsection (c) above and in any other jurisdictions reasonably requested by the Program Agent that name the Seller or any Originator as debtor, together with copies of such other financing statements (none of which shall cover any Receivables, Contracts, Related Security or the collateral security referred to in Section 2.11).

(f)           Executed copies of Deposit Account Agreements with each Deposit Bank.

(g)           Favorable opinions of (i) Cravath, Swaine & Moore LLP, counsel for the Seller, the Parent and the other Originators, substantially in the form of Annex C-1 hereto, (ii) Richards, Layton & Finger, P.A., counsel for the Seller, substantially in the form of Annex C-2A, C-2B, C-2C or C-2D, as applicable, hereto, (iii) the General Counsel of the Parent, substantially in the form of Annex C-3 hereto, (iv) Edwards Angell Palmer & Dodge LLP, substantially in the form of Annex C-4 hereto, (v) Hunton & Williams LLP, substantially in the form of Annex C-5 hereto, (vi) Shumaker, Loop & Kendrick, LLP, substantially in the form of Annex C-6 hereto, and (v) Blake, Cassels & Graydon LLP, substantially in the form of Annex C-7 hereto.

(h)           The Fee Agreements.

(i)           The Funds Transfer Letter.

(j)           An executed copy of the Originator Purchase Agreement.

(k)           A copy of the limited liability company agreement, the by-laws or other organizational documents of the Seller, the Parent and the other Originators, certified by the Secretary or Assistant Secretary of the Seller, the Parent or such other Originators, as the case may be.

(l)           A copy of the certificate of formation or articles of incorporation of each of the Seller, the Parent and the other Originators certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization, and a certificate as to the good standing of each of the Seller, the Parent and the other Originators from such Secretary of State or other official, dated as of a recent date.

(m)           An opening pro forma balance sheet of the Seller as at the end of the calendar month preceding the date of the initial purchase under this Agreement, and giving effect to the initial purchase to be made under this Agreement (the “Pro Forma Balance Sheet”).

(n)           An executed copy of the Undertaking.

SECTION 3.02. Conditions Precedent to All Purchases and Reinvestments. Each purchase (including the initial purchase) of a Receivable Interest from the Seller and each reinvestment shall be subject to the further conditions precedent that (a) in the case of each purchase of a Receivable Interest from the Seller, the Collection Agent shall have delivered to the Program Agent and each Investor Agent at least one Business Day prior to such purchase, in form and substance satisfactory to the Program Agent, a completed Seller Report containing information covering the most recently ended reporting period for which information is required pursuant to Section 6.02(g) and demonstrating that after giving effect to such purchase no Event of Termination or Incipient Event of Termination under Section 7.01(i) would occur, (b) in the case of each reinvestment, the Collection Agent shall have delivered to the Program Agent and each Investor Agent on or prior to the date of such reinvestment the completed Seller Report required to be delivered on or prior to such date pursuant to Section 6.02(g) and (c) on the date of such purchase or reinvestment the following statements shall be true, except that the statement in clause (iii) below is required to be true only if such purchase or reinvestment is by an Investor (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller, the Parent and the Collection Agent (each as to itself) that such statements are then true):

(i)              The representations and warranties contained in Sections 4.01 and 4.02 are (A) if such representation or warranty is not by its terms qualified by materiality, correct in all material respects on and as of the date of such purchase or reinvestment or (B) if such representation or warranty is by its terms qualified by materiality, correct on and as of the date of such purchase or reinvestment, in each case, as though made on and as of such date (except that (x) the representation contained in Section 4.01(e) shall be made on and after (but not prior to) the date of the initial purchase hereunder, and (y) the representation contained in the second sentence of Section 4.02(e) shall be made only on the date of the initial purchase hereunder),

(ii)             No event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes an Event of Termination or, in the case of a purchase only, an Incipient Event of Termination,

(iii)            The Program Agent shall not have given the Seller at least one Business Day’s notice that the Investors have terminated the reinvestment of Collections in Receivable Interests or, in the case of any reinvestment by a particular Investor, the Investor Agent for such Investor shall not have given the Seller notice that such Investor has terminated the reinvestment of Collections in Receivable Interests (unless such notice has been revoked by such Investor Agent),

(iv)           Each Originator shall have sold or contributed to the Seller, pursuant to the Originator Purchase Agreement, all Originator Receivables originated by it and arising on or prior to such date, and

(v)            No Change of Control Date shall have occurred, and

(d) The Program Agent and the Investor Agents shall have received such other approvals, opinions or documents as the Program Agent or any Investor Agent may reasonably request as a result of any change in law occurring after the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Seller. The Seller hereby represents and warrants as follows:

(a) The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction set forth in Schedule IV hereto (as such Schedule IV may be amended from time to time pursuant to Section 5.01(b)), and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified; provided, that the Seller’s failure to be qualified to do business in the State of Illinois on the date of this Agreement shall not be a breach of this Section 4.01(a) so long as the Seller shall have obtained such qualification prior to the date of the initial purchase under this Agreement.

(b)           The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party and the other documents to be delivered by it hereunder, including the Seller’s use of the proceeds of purchases and reinvestments, (i) are within the Seller’s limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) do not contravene (1) the Seller’s certificate of formation or limited liability company agreement, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the interest created pursuant to this Agreement). Each of the Transaction Documents to which the Seller is a party has been duly executed and delivered by the Seller.

(c)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents to which it is a party or any other document to be delivered thereunder, except for the filing of UCC financing statements which are referred to therein.

(d)           Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e)           The Pro Forma Balance Sheet of the Seller fairly presents the financial condition of the Seller as at the date specified therein, in accordance with generally accepted accounting principles in the United States, subject to year end audit adjustments and the absence of footnotes, and since the date of the initial purchase made under this Agreement there has been no material adverse change in the business, operations, property, prospects or financial or other condition of the Seller.

(f)           There is no pending or threatened action, investigation or proceeding affecting the Seller, the Parent or any of their Subsidiaries before any court, governmental agency or arbitrator which, if adversely determined, could reasonably be expected to materially adversely affect the financial condition or operations of the Seller, the Parent or any of their Subsidiaries or the ability of the Seller or the Parent to perform their respective obligations under any Transaction Document, or which purports to affect the legality, validity or enforceability of any Transaction Document.

(g)           No proceeds of any purchase or reinvestment will be used (i) to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or (ii) for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States.

(h)           Immediately prior to the purchase by the relevant Investors and/or Banks, as the case may be, the Seller is the legal and beneficial owner of the Pool Receivables and Related Security which are the subject of such purchase free and clear of any Adverse Claim; upon each purchase or reinvestment, the relevant Investors or the Banks (including the L/C Bank), as the case may be, shall acquire a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Receivable Interest in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Program Agent relating to this Agreement and in favor of the Seller pursuant to the Originator Purchase Agreement. Each Receivable characterized in any Seller Report or other written statement made by or on behalf of the Seller as an Eligible Receivable or as included in the Net Receivables Pool Balance is, as of the date of such Seller Report or other statement, an Eligible Receivable as properly included in the Net Receivables Pool Balance.

(i)           Each Seller Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Program Agent, the Investor Agents, the Investors or the Banks in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Program Agent, the Investor Agents, the Investors or the Banks, as the case may be, at such time) as of the date so furnished, and no such document contains or will contain, as of its date of delivery or the date so furnished, any untrue statement of a material fact.

(j)           The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Pool Receivables are located at the address or addresses referred to in Section 5.01(b) (or, by notice to the Program Agent and each Investor Agent in accordance with Section 5.01(b), at any other locations within the United States). The Seller is located in the jurisdiction of organization set forth in Schedule IV hereto for purposes of Section 9-307 of the UCC as in effect in the State of New York; and the office in the jurisdiction of organization of the Seller in which a UCC financing statement is required to be filed in order to perfect the security interest granted by the Seller hereunder is set forth in Schedule IV hereto (in each case as such Schedule IV may be amended from time to time pursuant to Section 5.01(b)).

(k)           The names and addresses of all the Deposit Banks, together with the post office boxes and account numbers of the Lock-Boxes and Deposit Accounts of the Seller at such Deposit Banks, are as specified in Schedule I hereto, as such Schedule I may be amended from time to time pursuant to Section 5.01(g). The Seller has directed or caused each Obligor to be directed to make payment to a Lock-Box or Deposit Account. The Seller has delivered to the Program Agent a fully executed Deposit Account Agreement with respect to each Deposit Account and any associated Lock-Boxes.

(l)    Each purchase of a Receivable Interest and each reinvestment of Collections in Pool Receivables will constitute (i) a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended, and (ii) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended.

(m)    The Seller is not known by and does not use any tradename or doing-business-as name.

(n)           The Seller was formed on July 13, 2007, and the Seller did not engage in any business activities prior to the date of this Agreement other than business required or incidental to entering into this Agreement and the other Transaction Documents. The Seller has no Subsidiaries.

(o)           (i) The fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its debts as they become absolute and matured, (iii) the Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond the Seller’s abilities to pay such debts and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller’s property would constitute unreasonably small capital.

(p)           With respect to each Pool Receivable, the Seller (i) shall have received such Pool Receivable as a contribution to the capital of the Seller by the Parent or (ii) shall have purchased such Pool Receivable from the Originators in exchange for payment (made by the Seller to the Originators in accordance with the provisions of the Originator Purchase Agreement) of cash, Deferred Purchase Price, by delivery of a Letter of Credit or a combination thereof in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by the Originators to the Seller and no such sale is or may be voidable or subject to avoidance under any section of the Federal Bankruptcy Code.

(q)           The Seller has (i) timely filed all federal tax returns required to be filed, (ii) timely filed all other material state and local tax returns and (iii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges (other than any tax, assessment or governmental charge which is being contested in good faith and by proper proceedings, and with respect to which the obligation to pay such amount is adequately reserved against in accordance with generally accepted accounting principles).

(r)           No event has occurred and is continuing that constitutes an Event of Termination and, if this representation is being made as of the date of any purchase of a Receivable Interest, no event has occurred and is continuing that constitutes an Incipient Event of Termination.

(s)           The location of the Seller for the purposes of the Personal Property Security Act (or, in the case of the Province of Quebec, the Civil Code) of any Canadian province or territory the laws of which are required to be applied in connection with the issue of perfection of interests in the Canadian Receivables is at the address referred to in Section 5.01(b).

(t)           The Seller does not carry on business in Canada for the purposes of the Tax Act.

(u)           None of the services (if any) rendered to the Obligor which give rise to any Canadian Receivables are rendered in Canada.

(v)           Each Receivable constitutes an account, general intangible or tangible chattel paper under the UCC as in effect in the State of New York on the date hereof.

(w)           Each Canadian Receivable results only from the sale of merchandise by an Originator at fair market value and the face value of each Canadian Receivable is equal to the fair market value of the merchandise provided.

SECTION 4.02. Representations and Warranties of the Collection Agent. The Collection Agent hereby represents and warrants as follows:

(a)           The Collection Agent is a corporation duly incorporated, validly existing and in good standing under the laws of Virginia, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not have a material adverse effect on (i) the interests of the Investors and the Banks hereunder, (ii) the collectibility of the Receivables Pool, or (iii) the ability of Collection Agent to perform its obligations hereunder.

(b)           The execution, delivery and performance by the Collection Agent of this Agreement and any other documents to be delivered by it hereunder (i) are within the Collection Agent’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Collection Agent’s charter or by-laws, (2) any law, rule or regulation applicable to the Collection Agent, (3) any material contractual restriction binding on or affecting the Collection Agent or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Collection Agent or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties. This Agreement has been duly executed and delivered by the Collection Agent.

(c)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Collection Agent of this Agreement or any other document to be delivered by it hereunder.

(d)           This Agreement constitutes the legal, valid and binding obligation of the Collection Agent enforceable against the Collection Agent in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e)           The consolidated balance sheets of the Collection Agent and its consolidated Subsidiaries as at December 31, 2006, and the related consolidated statements of income and retained earnings of the Collection Agent and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Program Agent and each Investor Agent, fairly present the financial condition of the Collection Agent and its consolidated Subsidiaries as at such date and the results of the operations of the Collection Agent and its consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles in the United States consistently applied. Since December 31, 2006 there has been no material adverse change in the business, operations, property or financial or other condition of the Collection Agent.

(f)           There is no pending or threatened action, investigation or proceeding affecting the Collection Agent or any of its Subsidiaries before any court, governmental agency or arbitrator which, if adversely determined, could reasonably be expected to materially adversely affect the ability of the Collection Agent to perform its obligations under this Agreement, or which purports to affect the legality, validity or enforceability of this Agreement.

(g)           Each Receivable characterized in any Seller Report as an Eligible Receivable or as included in the Net Receivables Pool Balance is, as of the date of such Seller Report, an Eligible Receivable or properly included in the Net Receivables Pool Balance.

(h)           Each Seller Report (if prepared by the Collection Agent or one of its Affiliates, or to the extent that information contained therein is supplied by the Collection Agent or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by the Collection Agent to the Agents, the Investors or the Banks in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Agents, Investors or the Banks, as the case may be, at such time) as of the date so furnished, and no such document contains or will contain, as of its date of delivery or the date so furnished, any untrue statement of a material fact.

(i)           The Collection Agent has (i) timely filed all material federal, state and local tax returns required to be filed and (ii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges (other than any tax, assessment or governmental charge which is being contested in good faith and by proper proceedings, and with respect to which the obligation to pay such amount is adequately reserved against in accordance with generally accepted accounting principles).

(j)           The Collection Agent, in its capacity as such, does not carry on business in Canada for the purposes of the Tax Act.

(k)           All services rendered by the Collection Agent with respect to the servicing, administration and collection of the Canadian Receivables are rendered outside of Canada.

ARTICLE V

COVENANTS

SECTION 5.01. Covenants of the Seller. Until the latest of the Facility Termination Date or the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors, the Banks, the Investor Agents or the Program Agent are paid in full:

(a)           Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its limited liability company existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller to perform its obligations under the Transaction Documents.

(b)           Offices, Records, Name and Organization. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Pool Receivables at the address of the Seller set forth on Schedule III hereto or, upon 30 days’ prior written notice to the Program Agent and each Investor Agent, at any other locations within the United States. The Seller will not change its name or its state of organization, unless (i) the Seller shall have provided the Program Agent and each Investor Agent with at least 30 days’ prior written notice thereof, together with an updated Schedule IV, and (ii) no later than the effective date of such change, all actions, documents and agreements reasonably requested by the Program Agent to protect and perfect the Program Agent’s interest in the Receivables, the Related Security and the other assets of the Seller in which a security interest is granted hereunder have been taken and completed. Upon confirmation by the Program Agent to the Seller of the Program Agent’s receipt of any such notice (together with an updated Schedule IV) and the completion or receipt of the actions, agreements and documents referred to in clause (ii) of the preceding sentence, Schedule IV hereto shall, without further action by any party, be deemed to be amended and replaced by the updated Schedule IV accompanying such notice. The Seller also will (or will cause the Collection Agent to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Collection Agent to keep and maintain) all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(c)           Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will (or will cause the Collection Agent to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply (or cause the Collection Agent to timely and fully comply) in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

(d)           Sales, Liens, Etc. Except for the ownership and security interests created hereunder in favor of the Program Agent, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, the Seller’s undivided interest in any Pool Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Pool Receivable are sent, or assign any right to receive income in respect thereof.

(e)           Extension or Amendment of Receivables. Except as provided in Section 6.02(c), the Seller will not (and will not permit the Collection Agent or any Originator to) extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(f)           Change in Business or Credit and Collection Policy. The Seller will not make any change in the character of its business or in the Credit and Collection Policy (or permit the Collection Agent or any Originator to make any change in the Credit and Collection Policy) that would, in either case, materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller to perform its obligations under this Agreement.

(g)           Change in Payment Instructions to Obligors. The Seller will not add or terminate any bank, post office box or bank account as a Deposit Bank or Lock-Box or Deposit Account from those listed in Schedule I to this Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller or payments to be made to any Lock-Box or Deposit Account, unless the Program Agent shall have received notice of such addition, termination or change (including an updated Schedule I) and a fully executed Deposit Account Agreement with each new Deposit Bank or with respect to each new Lock-Box or Deposit Account.

(h)           Deposits to Lock-Boxes and Deposit Accounts. The Seller will (or will cause the Collection Agent or the Originators to) instruct all Obligors to remit all their payments in respect of Receivables to Lock-Boxes or Deposit Accounts. If the Seller shall receive any Collections directly, it shall immediately (and in any event within two Business Days) deposit the same to a Lock-Box or a Deposit Account. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box or Deposit Account cash or cash proceeds other than Collections of Receivables.

(i)           Marking of Records. At its expense, the Seller will (or will cause the Collection Agent to) mark its master data processing records evidencing Pool Receivables with a legend evidencing that Receivable Interests related to such Pool Receivables have been sold in accordance with this Agreement.

(j)           Further Assurances. (i) The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Program Agent or any Investor Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased under this Agreement, or to enable the Investors, the Banks, the Investor Agents or the Program Agent to exercise and enforce their respective rights and remedies under this Agreement.

(ii)           The Seller authorizes the Program Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Pool Receivables and the Related Security and the Collections with respect thereto, which financing statements may describe the collateral covered thereby as “all assets of the Seller,” “all personal property of the Seller” or words of similar effect.

(k)    Reporting Requirements. The Seller will provide to the Program Agent and the Investor Agents the following:

(i)           as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Parent, balance sheets of the Parent and its Subsidiaries as of the end of such quarter and statements of income and retained earnings of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Parent;

(ii)           as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, a copy of the annual report for such year for the Parent and its Subsidiaries, containing financial statements for such year audited by KPMG LLP or another independent nationally recognized firm of public accountants;

(iii)           as soon as available and in any event within 45 days after the end of each of the first three quarters and within 90 days after the end of the fourth fiscal quarter of each fiscal year of the Seller, a balance sheet of the Seller as of the end of such quarter and a statement of income and retained earnings of the Seller for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by an officer of the Seller;

(iv)           as soon as possible and in any event within five days after the Seller becomes aware of the occurrence of each Event of Termination or Incipient Event of Termination, a statement of an officer of the Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

(v)           [intentionally omitted];

(vi)           promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate in excess of $25,000,000;

(vii)           at least 30 days prior to any change in the name, jurisdiction of organization or Location of the Parent, any Originator or the Seller, a notice setting forth the new name, jurisdiction of organization or Location and the effective date thereof;

(viii)           promptly after the Seller obtains knowledge thereof, notice of any “Event of Termination” or “Facility Termination Date” under the Originator Purchase Agreement;

(ix)           so long as any Capital shall be outstanding, as soon as possible and in any event no later than the day of occurrence thereof, notice that any Originator has stopped selling or contributing to the Seller, pursuant to the Originator Purchase Agreement, all newly arising Originator Receivables;

(x)           at the time of the delivery of the financial statements provided for in clauses (i) and (ii) of this paragraph, a certificate of the chief financial officer or the treasurer of (A) the Seller to the effect that, to the best of such officer’s knowledge, no Event of Termination has occurred and is continuing or, if any Event of Termination has occurred and is continuing, specifying the nature and extent thereof and (B) the Parent to the effect that, to the best of such officer’s knowledge, the Parent was (or was not) in compliance with the financial covenants contained in the Credit Agreement as of the fiscal quarter or fiscal year ended for which such financial statements are being provided and providing reasonable details of the calculations evidencing the Parent’s compliance or non-compliance with the financial covenants contained in the Credit Agreement);

(xi)           promptly after receipt thereof, copies of all notices received by the Seller from any Originator under the Originator Purchase Agreement;

(xii)           promptly (and in any event within five Business Days) after any amendment or waiver of, or addition to or deletion of, any of the financial covenants contained in the Credit Agreement (including any of the defined terms used in such financial covenants), or the replacement of the Credit Agreement with another credit facility, a copy of such amendment, waiver or replacement credit facility; and

(xiii)          such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller, the Parent or any other Originator as the Program Agent or any Investor Agent may from time to time reasonably request.

Reports and financial statements required to be delivered pursuant to clauses (i) and (ii) of this Section 5.01(k) shall be deemed to have been delivered on the date on which the Parent posts such reports, or reports containing such financial statements, on the Parent’s website on the Internet at www.olin.com or when such reports, or reports containing such financial statements, are posted on the SEC’s website at www.sec.gov; provided that the Parent shall deliver paper copies of the reports and financial statements referred to in clauses (i) and (ii) of this Section 5.01(k) to the Program Agent or any Investor Agent or Bank who requests the Parent to deliver such paper copies until written notice to cease delivering paper copies is given by the Program Agent or such Investor Agent or Bank, as applicable.

(l) Separateness. (i) The Seller shall at all times maintain at least one independent director who is reasonably acceptable to the Program Agent and (x) is not currently and has not been during the five years preceding the date of this Agreement an officer, director or employee of an Affiliate of the Seller or any Other Company, (y) is not a current or former officer or employee of the Seller and (z) is not a stockholder of any Other Company or any of their respective Affiliates.

(ii)            The Seller shall not direct or participate in the management of any of the Other Companies’ operations or of any other Person’s operations.

(iii)           The Seller shall have stationery and other business forms separate from that of the Other Companies and any other Person.

(iv)           The Seller shall at all times be adequately capitalized in light of its contemplated business.

(v)            The Seller shall at all times provide for its own operating expenses and liabilities from its own funds.

(vi)           The Seller shall maintain its assets and transactions separately from those of the Other Companies and any other Person and reflect such assets and transactions in financial statements separate and distinct from those of the Other Companies and any other Person and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Companies and any other Person. The Seller shall hold itself out to the public under the Seller’s own name as a legal entity separate and distinct from the Other Companies. The Seller shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Other Companies or any other Person.

(vii)          The Seller shall not maintain any joint account with any Other Company or any other Person or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any Other Company or any other Person or any other Person.

(viii)         The Seller shall not make any payment or distribution of assets with respect to any obligation of any Other Company or any other Person or grant an Adverse Claim on any of its assets to secure any obligation of any Other Company or any other Person.

(ix)          The Seller shall not make loans, advances or otherwise extend credit to any of the Other Companies, except for Letters of Credit arranged by the Seller at the request of an Originator pursuant to the Originator Purchase Agreement and this Agreement.

(x)           The Seller shall hold regular duly noticed meetings of its Board of Directors and make and retain minutes of such meetings.

(xi)          The Seller shall have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any of the Other Companies.

(xii)         The Seller shall not engage in any transaction with any of the Other Companies, except as permitted by this Agreement and as contemplated by the Originator Purchase Agreement.

(xiii)        The Seller shall comply with (and cause to be true and correct) each of the facts and assumptions contained in the following sections of the opinion of Cravath, Swaine & Moore LLP delivered pursuant to Section 3.01(g) and designated as Annex C to this Agreement: 1. Transactions, 2. Corporate or Limited Liability Company Procedures and Financial Effect, 3. Fairness of the Transactions, and 4. Disclosure of the Transactions.

(m)    Originator Purchase Agreement.  The Seller will not amend, waive or modify any provision of the Originator Purchase Agreement or waive the occurrence of any “Event of Termination” under the Originator Purchase Agreement, without in each case the prior written consent of the Program Agent and each Investor Agent; provided, however, that the Seller may amend the percentage set forth in the definition of “Discount” in the Originator Purchase Agreement in accordance with the provisions of the Originator Purchase Agreement without the consent of the Program Agent and each Investor Agent, provided, further, that the Seller shall promptly notify the Program Agent and each Investor Agent of any such amendment. The Seller will perform all of its obligations under the Originator Purchase Agreement in all material respects and will enforce the Originator Purchase Agreement in accordance with its terms in all material respects.

(n)           Nature of Business. The Seller will not engage in any business other than the purchase or acquisition of Receivables, Related Security and Collections from the Originators and the transactions contemplated by this Agreement and any other transactions permitted by Seller’s limited liability company agreement delivered to the Agents pursuant to Section 3.01. The Seller will not create or form any Subsidiary.

(o)           Mergers, Etc. The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as contemplated by this Agreement and the Originator Purchase Agreement.

(p)           Distributions, Etc. The Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any membership interests of the Seller, or return any capital to its members as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any membership interests of the Seller or any warrants, rights or options to acquire any such shares, now or hereafter outstanding; provided, however, that the Seller may declare and pay cash distributions on its membership interests to its members so long as (i) no Event of Termination shall then exist or would occur as a result thereof, (ii) such distributions are in compliance with all applicable law including the limited liability company law of the state of the Seller’s organization, and (iii) such distributions have been approved by all necessary and appropriate limited liability company action of the Seller.

(q)           Debt. The Seller will not incur any Debt, other than any Debt incurred pursuant to this Agreement and the Deferred Purchase Price.

(r)           Limited Liability Company Agreement. The Seller will not amend or delete any of Sections 5(c), 8, 9, 10, 16, 20, 21, 22, 23, 24, 25, 26 or 31 or Schedule A of its limited liability company agreement.

(s)           Tangible Net Worth. The Seller will maintain Tangible Net Worth at all times equal to at least 10.50% of the Outstanding Balance of the Receivables at such time.

(t)           Business in Canada. The Seller will not carry on any business in Canada for the purposes of the Tax Act.

(u)           Rendering of Services. The Seller will not render any services giving rise to Canadian Receivables to the Obligor thereof in Canada.

(v)           Canadian Contracts. The Seller will ensure that the Contract with respect to each Canadian Receivable contains provisions to the effect that (i) all Collections with respect to such Canadian Receivable are payable only to locations in the United States or Canada (excluding the Province of Quebec), (ii) any services rendered by or on behalf of the Originator or any of its assignees thereunder will not be rendered in Canada, and (iii) if the relevant Obligor has a billing address in the Province of Quebec (A) such Contract is not governed by the laws of the Province of Quebec and (B) pursuant to the express terms of such Contract, all Collections with respect thereto are payable only to locations outside of the Province of Quebec.

SECTION 5.02. Covenant of the Seller and the Collection Agent. Until the latest of the Facility Termination Date or the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors, the Banks, the Investor Agents or the Program Agent are paid in full, each of the Seller and the Collection Agent will, at their respective expense, from time to time during regular business hours as requested by the Program Agent or any Investor Agent upon reasonable prior notice, permit the Program Agent, any Investor Agent or their respective agents or representatives (such as independent audit and consulting firms specializing in securitization transactions), (i) to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Seller, the Collection Agent or any Originator, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller or the Collection Agent, as the case may be, relating to Pool Receivables and the Related Security, including, without limitation, the Contracts, and (iii) to visit the offices and properties of the Seller or the Collection Agent, as the case may be, for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller’s or the Collection Agent’s performance under the Transaction Documents or under the Contracts with any of the officers or employees of the Seller or the Collection Agent, as the case may be, having knowledge of such matters. In addition, upon the Program Agent’s request from time to time, the Seller will, at its expense, appoint an independent audit and consulting firm specialized in securitization transactions selected by the Program Agent, to prepare and deliver to the Program Agent and each Investor Agent a written report with respect to the Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form reasonably requested by the Program Agent and the Investor Agents. Notwithstanding the foregoing, the Seller shall only be responsible for the reasonable costs and expenses incurred in connection with one audit, examination and visit and the related written report (as described in the two preceding sentences) of the Seller, the Collection Agent and the Originators during the twelve (12) month period beginning on the date hereof and on each anniversary of the date hereof, in each case so long as (x) no Event of Termination shall have occurred and be continuing and (y) the results of the previous audits were complete, not subject to any audit deficiencies, and were reasonably acceptable to the Agents.

ARTICLE VI

ADMINISTRATION AND COLLECTION
OF POOL RECEIVABLES

SECTION 6.01. Designation of Collection Agent. The servicing, administration and collection of the Pool Receivables shall be conducted by the Collection Agent so designated hereunder from time to time. Until the Program Agent gives notice to the Seller of the designation of a new Collection Agent following the occurrence of a Collection Agent Default, the Parent is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Program Agent may, at any time following the occurrence of a Collection Agent Default, designate as Collection Agent any Person (including itself) to succeed the Parent or any successor Collection Agent, if such Person shall consent and agree to the terms hereof. The Collection Agent may, with the prior consent of the Program Agent and each Investor Agent, subcontract with any other Person for the servicing, administration or collection of the Pool Receivables. Any such subcontract shall not affect the Collection Agent’s liability for performance of its duties and obligations pursuant to the terms hereof, and any such subcontract shall automatically terminate upon designation of a successor Collection Agent.

SECTION 6.02. Duties of Collection Agent. (a) The Collection Agent shall take or cause to be taken all such commercially reasonable actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Seller, the Program Agent, the Investor Agents, the Banks and the Investors hereby appoint the Collection Agent, from time to time designated pursuant to Section 6.01, as agent for themselves, the Investors and the Banks to enforce their respective rights and interests in the Pool Receivables, the Related Security and the Collections with respect thereto. In performing its duties as Collection Agent, the Collection Agent shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables and shall act in the best interests of the Seller, the Investors, the Banks, the Investor Agents and the Program Agent.

(b)           The Collection Agent shall administer the Collections in accordance with the procedures described in Section 2.04.

(c)           If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, the Parent, while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Receivable as the Parent deems appropriate to maximize Collections thereof, or otherwise amend or modify other terms of any Receivable, provided that the classification of any such Receivable as a Delinquent Receivable or Defaulted Receivable shall not be affected by any such extension.

(d)           The Collection Agent shall hold in trust for the Seller and each Investor and Bank, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Pool Receivables. The Collection Agent shall mark the Seller’s master data processing records evidencing the Pool Receivables with a legend, acceptable to the Program Agent, evidencing that Receivable Interests therein have been sold.

(e)           The Collection Agent shall, as soon as practicable following receipt, turn over to the Person entitled thereto any cash collections or other cash proceeds received with respect to Receivables not constituting Pool Receivables.

(f)           The Collection Agent shall, from time to time at the request of the Program Agent or any Investor Agent, furnish to the Program Agent and the Investor Agents (promptly after any such request) a calculation of the amounts set aside for the Investors, the Banks and the Investor Agents pursuant to Section 2.04.

(g)           (i) On or prior to the 16th calendar day of each month, the Collection Agent shall prepare and forward to the Program Agent and each Investor Agent a Monthly Report relating to the Receivable Interests outstanding on the last day of the immediately preceding month.

(ii) During the Weekly Reporting Period, the Collection Agent shall prepare and forward to the Agent a Weekly Report which shall contain information related to the Receivables Pool and which updates the most recently delivered Monthly Report. Each such Weekly Report shall be prepared and forwarded to the Agent on or prior to the close of business on the second Business Day of each calendar week, such Weekly Report to contain information related to the Receivables Pool as of the close of business on the last Business Day of the preceding calendar week.

The Collection Agent shall transmit Seller Reports to the Program Agent and each Investor Agent concurrently by facsimile and by electronic mail (each an “E-Mail Seller Report”). Each E-Mail Seller Report shall be (A) formatted as the Program Agent may designate from time to time and (B) sent to the Program Agent and each Investor Agent at an electronic mail address designated by each of them.

SECTION 6.03. Certain Rights of the Program Agent. (a) The Seller hereby transfers to the Program Agent the exclusive control of the Lock-Boxes and Deposit Accounts to which the Obligors of Pool Receivables shall make payments. The Program Agent is authorized at any time following the occurrence and during the continuance of a Transfer Event to date and to deliver to the Deposit Banks, the notices of effectiveness attached to the Deposit Account Agreements.

(b) At any time following an Event of Termination or a Collection Agent Default:

(i)           The Program Agent may notify the Obligors of Pool Receivables, at the Seller’s expense, of the ownership of Receivable Interests under this Agreement and/or direct the Obligors of Pool Receivables that all payments thereunder be made directly to the Program Agent or its designee.

(ii)           At the Program Agent’s request and at the Seller’s expense, the Seller shall notify each Obligor of Pool Receivables of the ownership of Receivable Interests under this Agreement and/or direct that payments be made directly to the Program Agent or its designee.

(iii)           At the Program Agent’s request and at the Seller’s expense, the Seller and the Collection Agent shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Pool Receivables and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Pool Receivables, and shall make the same available to the Program Agent at a place selected by the Program Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Program Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Program Agent or its designee.

(iv)           The Seller authorizes the Program Agent to take any and all steps in the Seller’s name and on behalf of the Seller that are necessary or desirable, in the determination of the Program Agent, to collect amounts due under the Pool Receivables, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections of Pool Receivables and enforcing the Pool Receivables and the Related Security and related Contracts.

SECTION 6.04. Rights and Remedies. (a) If the Collection Agent fails to perform any of its obligations under this Agreement, the Program Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Program Agent’s reasonable costs and expenses incurred in connection therewith shall be payable by the Collection Agent.

(b)           The Seller shall perform its obligations under the Contracts related to the Pool Receivables to the same extent as if Receivable Interests had not been sold and the exercise by the Program Agent on behalf of the Investors, the Banks and the Investor Agents of their rights under this Agreement shall not release the Collection Agent or the Seller from any of their duties or obligations with respect to any Pool Receivables or related Contracts. Neither the Program Agent, the Investors, the Investor Agents nor the Banks shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller thereunder.

(c)           In the event of any conflict between the provisions of Article VI of this Agreement and Article VI of the Originator Purchase Agreement, the provisions of Article VI of this Agreement shall control.

SECTION 6.05. Covenants of the Collection Agent.

(a)           Change in Credit and Collection Policy. The Collection Agent will not make any change in the Credit and Collection Policy that would materially adversely affect the collectibility of any Pool Receivable or the ability of the Parent (if it is acting as Collection Agent) to perform its obligations under this Agreement. In the event that the Collection Agent makes any change to the Credit and Collection Policy, it shall, contemporaneously with such change, provide the Program Agent and each Investor Agent with an updated Credit and Collection Policy and a summary of all material changes.

(b)           Activities in Canada. The Collection Agent will not itself or through an agent acting on its behalf conduct any activities in Canada in connection with the servicing, administration or collection of the Receivables on behalf of any of the Program Agent, the Investor Agents, the Banks, the Investors or the Seller.

SECTION 6.06. Indemnities by the Collection Agent. Without limiting any other rights that the Program Agent, any Investor Agent, any Investor, any Bank, the L/C Bank or any of their respective Affiliates or members or any of their respective officers, directors, employees or advisors (each, a “Special Indemnified Party”) may have hereunder or under applicable law, and in consideration of its appointment as Collection Agent, the Collection Agent hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Special Indemnified Amounts”) arising out of or resulting from any of the following (excluding, however, (a) Special Indemnified Amounts to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Special Indemnified Party, (b) recourse for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor or (c) any income taxes or any other tax or fee measured by income incurred by such Special Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract):

(i)           any representation made or deemed made by the Collection Agent pursuant to Section 4.02(g) hereof which shall have been incorrect in any respect when made or any other representation or warranty or statement made or deemed made by the Collection Agent under or in connection with this Agreement which shall have been incorrect in any material respect when made;

(ii)           the failure by the Collection Agent to comply with any applicable law, rule or regulation with respect to any Pool Receivable or Contract; or the failure of any Pool Receivable or Contract to conform to any such applicable law, rule or regulation;

(iii)           the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool, the Contracts and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

(iv)         any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement;

(v)          the commingling of Collections of Pool Receivables at any time by the Collection Agent with other funds;

(vi)         any action or omission by the Collection Agent reducing or impairing the rights of the Program Agent, the Investor Agents, the Investors or the Banks with respect to any Pool Receivable or the value of any Pool Receivable;

(vii)        [intentionally omitted];

(viii)       any claim brought by any Person other than a Special Indemnified Party arising from any activity by the Collection Agent or its Affiliates in servicing, administering or collecting any Receivable;

(ix)          the occurrence of any purchase or reinvestment under this Agreement on any date on which (after giving effect to such purchase or reinvestment) the Percentage Factor is greater than the Maximum Percentage Factor; or

(x)           the inclusion as a Pool Receivable in any Seller Report or other written statement made by or on behalf of the Seller of any receivable which is an Excluded Receivable as of the date of such Seller Report or other statement.

SECTION 6.07. Collateral Advance Account. (a) Prior the occurrence of the first Cash Secured Advance Commencement Date hereunder, the Collection Agent, for the benefit of the Banks, shall establish and maintain or cause to be established and maintained in the name of the Seller with Citibank an account (such account being the “Collateral Advance Account” and Citibank in such capacity being the “Collateral Advance Account Bank”), such account bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Banks and entitled “Citicorp North America, Inc., as Program Agent --Collateral Advance Account for the Olin Receivables Purchase Agreement” and, in connection therewith, the Collection Agent, the Seller, the Program Agent and the Collateral Advance Account Bank shall enter into the Collateral Advance Account Agreement. The Collateral Advance Account shall be under the sole dominion and control of the Program Agent for the benefit of the Banks which have made Cash Secured Advances, and neither the Seller, nor any Person claiming by, through or under the Seller, shall have any right, title or interest in, or any right to withdraw any amount from, the Collateral Advance Account. Except as expressly provided in this Agreement, Citibank, in its capacity as the Collateral Advance Account Bank, agrees that it shall have no right of set-off or banker’s lien against, and no right to otherwise deduct from, any funds held in the Collateral Advance Account for any amount owed to it by any Bank, any Investor, any Agent, the Seller or any Originator. The tax identification number associated with the Collateral Advance Account shall be that of the Seller.

(b)           The Program Agent will comply with (A) all written instructions directing disposition of the funds in the Collateral Advance Account, (B) all notifications and entitlement orders that the Program Agent receives directing it to transfer or redeem any financial asset in the Collateral Advance Account, and (C) all other directions concerning the Collateral Advance Account, including, without limitation, directions to distribute to any Investor Agent at such Investor Agent’s Account proceeds of any such transfer or redemption or interest or dividends on property in the Collateral Advance Account (any such instruction, notification or direction referred to in clause (A), (B) or (C) above being a “Collateral Advance Account Direction”), in the case of each of clauses (A), (B) and (C) above originated by the relevant Investor Agent (except as otherwise specified in subsection (c) of this Section 6.07).

(c)           Funds on deposit in the Collateral Advance Account shall, at the written direction of the Seller, be invested by the Program Agent in Eligible Investments as instructed by the Seller in writing (which may be a standing instruction). All such Eligible Investments shall be held in the Collateral Advance Account by the Program Agent for the ratable benefit of the Banks which have made Cash Secured Advances. Such funds shall be invested in Eligible Investments that will mature so that funds will be available in amounts sufficient for the Program Agent to make each distribution as and when required under the terms of this Agreement. All interest and other investment earnings (net of losses and investment expenses) received on funds on deposit in the Collateral Advance Account, to the extent such investment income is not needed to pay the relevant Investment Agents for the ratable benefit of the Term-Out Banks under the terms of this Agreement, shall be added to the Collateral Advance Account.

(d)           If, at any time after the Collection Agent has established the Collateral Advance Account, the institution with which the Collateral Advance Account is maintained ceases to be an Eligible Institution, the Seller, upon obtaining actual knowledge thereof, shall, within five Business Days from obtaining such knowledge or, if earlier, from notice to such effect by any Agent, (i) establish a new Collateral Advance Account meeting the conditions specified above with an Eligible Institution, and (ii) transfer any cash and/or any financial assets held in the old Collateral Advance Account to such new Collateral Advance Account, respectively. From the date such new Collateral Advance Account is established, it shall be the “Collateral Advance Account” hereunder and for all purposes hereof.

SECTION 6.08. Collateral Advance Account Agreement; Deposit AccountAgreements. Without limiting Section 6.06, the Collection Agent hereby agrees that it will reimburse the Program Agent on demand for any payments or obligations that the Program Agent may incur pursuant to any indemnity provided by the Program Agent under the Collateral Advance Account Agreement or any Deposit Account Agreement.

ARTICLE VII

EVENTS OF TERMINATION

SECTION 7.01. Events of Termination. If any of the following events (“Events of Termination”) shall occur and be continuing:

(a)           The Seller (i) shall fail to make when due any payment in respect of Capital (other than Reimbursement Obligation) required to be made by it under this Agreement or (ii) shall fail to make when due any payment of Yield, Fees, Reimbursement Obligation or any other amount (other than Capital) and such failure under this clause (ii) shall remain unremedied for five days after the earlier of the Seller’s actual knowledge thereof or written notice thereof to the Seller from the Program Agent or any Investor Agent; or

(b)           Any representation or warranty made or deemed made by the Seller, the Parent or any Originator (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Seller or any Originator pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(c)           The Seller, the Parent or any Originator shall fail to perform or observe (i) any term, covenant or agreement contained in this Agreement (other than as referred to in Section 7.01(a) or clauses (ii) and (iii) of this Section 7.01(c)) or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for 30 days after the earlier of the Seller’s, the Parent’s or such Originator’s actual knowledge thereof or written notice thereof to the Seller from the Program Agent or any Investor Agent, (ii) any covenant applicable to it contained in Sections 5.01(b) (as it pertains to the location of its chief executive office only), 5.01(d), 5.01(g), 5.01(h), 5.01(m) (first sentence only), 5.01(n) through (r) or 5.01(t) through (v), or (iii) any covenant or agreement contained in Section 5.02 on its part to be performed or observed and any such failure referred to in this clause (iii) shall remain unremedied for three Business Days; or

(d)           The Seller, the Parent or any Originator shall fail to pay any principal of or premium or interest on any of its Debt (including, without limitation, Debt under the Credit Agreement) which is outstanding in a principal amount of at least $25,000,000 in the aggregate with respect to the Parent or any Originator and at least $10,000 in the aggregate with respect to the Seller when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is that the maturity of such Debt is accelerated; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)           Any purchase or any reinvestment pursuant to this Agreement shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Receivable Interest in each applicable Pool Receivable and the Related Security and Collections with respect thereto; or the security interest created pursuant to Section 2.11 shall for any reason cease to be a valid and perfected first priority security interest in the collateral security referred to in that section; or

(f)           Any Collection Agent Default; or

(g)           The Seller, the Parent or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, the Parent or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, the Parent or any Originator shall take any corporate, limited liability company, partnership or other action to authorize any of the actions set forth above in this subsection (g); or

(h)           As of the last day of any calendar month, (i) the 3-month rolling average Default Ratio shall exceed 5.00%, (ii) the 3-month rolling average Delinquency Ratio shall exceed 5.50%, (iii) the 3-month rolling average Dilution Ratio shall exceed 6.00%, or (iv) the 3-month rolling average Loss-to-Liquidation Ratio shall exceed 0.50%; or

(i)           The Percentage Factor shall, as of the close of business of any calendar month or, if the Collection Agent is then required to deliver Weekly Reports pursuant to Section 6.02(g)(ii), as of the close of any calendar week or calendar month, be greater than the Maximum Percentage Factor as of such date, unless the Percentage Factor shall be reduced to an amount less than or equal to the Maximum Percentage Factor no later than the date of required delivery of the Seller Report for such calendar month or calendar week, as applicable; or

(j)           There shall have occurred any event which could reasonably be expected to materially adversely affect (i) the collectibility of the Receivables Pool (it being understood and agreed that no such material adverse effect shall arise solely as a result of a material adverse change in the financial condition of the Collection Agent if such material adverse change in the financial condition of the Collection Agent does not otherwise trigger this clause (i)), or (ii) the ability of the Seller, the Parent or any Originator to perform its obligations under this Agreement and the other Transaction Documents; or

(k)           An “Event of Termination” or “Facility Termination Date” shall occur under the Originator Purchase Agreement, or any default shall occur under any other Transaction Document, or the Originator Purchase Agreement or any other Transaction Document shall cease to be in full force and effect (or the Seller, the Parent or any Originator shall state in writing that this Agreement, the Originator Purchase Agreement or any other Transaction Document shall cease to be in full force and effect or any provision thereof shall cease to be the valid and binding obligation of the Seller, the Parent or any Originator, as the case may be); or

(l)           All of the outstanding membership interests of the Seller shall cease to be owned, directly or indirectly, by the Parent or all of the outstanding capital stock or partnership interests (as applicable) of any Originator (other than the Parent) ceases to be owned, directly or indirectly, by the Parent; or

(m)   One or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against the Seller, the Parent or any Originator or any of their respective Subsidiaries or any combination thereof, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be taken by a judgment creditor to attach or levy upon any assets of any Originator or any of its Subsidiaries to enforce any such judgment; or

(n)           The Seller, the Parent, any Originator or any of their respective ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $25,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Seller, the Parent, such Originator or any of their respective ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(o)           The PBGC or the Internal Revenue Service shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA or Section 6320 of the Code with regard to any of the assets of the Seller, the Parent or any Originator; or

(p)           (i) The Parent shall fail to make any payment required by the Undertaking, or (ii) the Parent shall fail to perform or observe any other term, covenant or agreement contained in the Undertaking and any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Seller by any Agent, or (iii) the Undertaking shall cease to be in full force and effect; or

(q) The Parent shall fail to perform or observe any financial covenant contained in the Credit Agreement (which, as of the date of this Agreement consist of the consolidated leverage ratio and consolidated interest coverage ratio contained in Sections 5.01(b) and 5.01(c) of the Credit Agreement);

then, and in any such event, any or all of the following actions may be taken by notice to the Seller: (x) the Program Agent shall, at the direction of (if at such time there are only two Banks party hereto) either Investor Agent or (at any other time) the Investor Agent(s) representing the Majority Bank(s), declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred), (y) the Program Agent shall, at the direction of (if at such time there are only two Banks party hereto) either Investor Agent or (at any other time) the Investor Agent(s) representing the Majority Bank(s), declare the Commitment Termination Date to have occurred (in which case the Commitment Termination Date shall be deemed to have occurred), and (z) without limiting any right under this Agreement to replace the Collection Agent, if a Collection Agent Default has occurred and is continuing, the Program Agent shall, at the direction of (if at such time there are only two Banks party hereto) either Investor Agent or (at any other time) the Investor Agent(s) representing the Majority Bank(s), designate another Person to succeed the Parent as the Collection Agent; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Facility Termination Date and the Commitment Termination Date shall occur, the Parent (if it is then serving as the Collection Agent) shall cease to be the Collection Agent, and the Program Agent or its designee shall become the Collection Agent. Upon any such declaration or designation or upon such automatic termination, the Investors, the Investor Agents, the Banks and the Program Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE VIII

THE PROGRAM AGENT

SECTION 8.01. Authorization and Action. Each Investor and each Bank hereby appoints and authorizes the Program Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Program Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The Program Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Program Agent. The Program Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller, the Parent or any other Originator. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Program Agent ever be required to take any action which exposes the Program Agent to personal liability or which is contrary to any provision of any Transaction Document or applicable law.

SECTION 8.02. Program Agent’s Reliance, Etc. Neither the Program Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Program Agent under or in connection with this Agreement (including, without limitation, the Program Agent’s servicing, administering or collecting Pool Receivables as Collection Agent) or any other Transaction Document, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Program Agent: (a) may consult with legal counsel (including counsel for any Investor Agent, the Seller, the Parent, any other Originator and the Collection Agent), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Investor Agent, Investor or Bank (whether written or oral) and shall not be responsible to any Investor Agent, Investor or Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Seller, the Parent, any other Originator or the Collection Agent or to inspect the property (including the books and records) of the Seller, the Parent, any other Originator or the Collection Agent; (d) shall not be responsible to any Investor Agent, Investor or Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. CNAI and Affiliates. The obligation of Citibank to purchase Receivable Interests under this Agreement may be satisfied by CNAI or any of its Affiliates; provided that no such purchase of Receivable Interests by CNAI or any of its Affiliates shall release Citibank from any of its obligations hereunder, or substitute CNAI or any of its Affiliates for Citibank as a party hereto. With respect to any Receivable Interest or interest therein owned by it, CNAI shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Program Agent. CNAI and any of its Affiliates may generally engage in any kind of business with the Seller, the Parent, any other Originator, the Collection Agent or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Parent, any other Originator, the Collection Agent or any Obligor or any of their respective Affiliates, all as if CNAI were not the Program Agent and without any duty to account therefor to the Investor Agents, the Investors or the Banks.

SECTION 8.04. Indemnification of Program Agent. Each Bank agrees to indemnify the Program Agent (to the extent not reimbursed by the Seller, the Parent or any other Originator), ratably according to the respective Percentage of such Bank, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Program Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Program Agent under this Agreement or any other Transaction Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Program Agent’s gross negligence or willful misconduct.

SECTION 8.05. Delegation of Duties. The Program Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Program Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.06. Action or Inaction by Program Agent. The Program Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Investor Agents and assurance of its indemnification by the Banks, as it deems appropriate. The Program Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Investor Agents and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Investors, Banks, the Program Agent and the Investor Agents.

SECTION 8.07. Notice of Events of Termination. The Program Agent shall not be deemed to have knowledge or notice of the occurrence of any Incipient Event of Termination or of any Event of Termination unless the Program Agent has received notice from any Investor Agent, Investor, Bank, the Collection Agent, any Originator or the Seller stating that an Incipient Event of Termination or Event of Termination has occurred hereunder and describing such Incipient Event of Termination or Event of Termination. If the Program Agent receives such a notice, it shall promptly give notice thereof to each Investor Agent whereupon each Investor Agent shall promptly give notice thereof to its respective Investors and Related Banks. The Program Agent shall take such action concerning an Incipient Event of Termination or an Event of Termination as may be directed by the Investor Agents (subject to the other provisions of this Article VIII), but until the Program Agent receives such directions, the Program Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Program Agent deems advisable and in the best interests of the Investors and Banks.

SECTION 8.08. Non-Reliance on Program Agent and Other Parties. Each Investor Agent, Investor and Bank expressly acknowledges that neither the Program Agent, any of its Affiliates nor any of their respective directors, officers, agents or employees has made any representations or warranties to it and that no act by the Program Agent hereafter taken, including any review of the affairs of the Seller, the Parent or any other Originator, shall be deemed to constitute any representation or warranty by the Program Agent. Each Investor and Bank represents and warrants to the Program Agent that, independently and without reliance upon the Program Agent, any of its Affiliates, any Investor Agent (except to the extent otherwise agreed in writing between such Investor and its Investor Agent) or any other Investor or Bank and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Parent and the other Originators, and the Receivable Interests and its own decision to enter into this Agreement and to take, or omit, action under this Agreement or any other Transaction Document. Except for items expressly required to be delivered under this Agreement or any other Transaction Document by the Program Agent to any Investor Agent, Investor or Bank, the Program Agent shall not have any duty or responsibility to provide any Investor Agent, Investor or Bank with any information concerning the Seller, the Parent or any other Originator or any of their Affiliates that comes into the possession of the Program Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 8.09. Successor Program Agent. The Program Agent may, upon at least thirty (30) days’ notice to the Seller and each Investor Agent, resign as Program Agent. Such resignation shall not become effective until a successor agent is appointed by the Investor Agents (with the approval of the Seller, which approval shall not be unreasonably withheld and shall not be required if an Incipient Event of Termination or an Event of Termination has occurred and is continuing) and has accepted such appointment; provided that no such thirty (30) day notice period shall be required in the event that the Program Agent seeks to resign its position in connection with the replacement of a Bank (which is acting as the Program Agent or which is an Affiliate thereof) by the Seller pursuant to Section 11.03(j) hereof. Upon such acceptance of its appointment as Program Agent hereunder by a successor Program Agent, such successor Program Agent shall succeed to and become vested with all the rights and duties of the retiring Program Agent, and the retiring Program Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Program Agent’s resignation hereunder, the provisions of this Article VIII and Section 6.06 and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Program Agent.

SECTION 8.10. Reports and Notices. The Program Agent hereby agrees to provide each Investor Agent with copies of all material notices, reports and other documents provided to the Program Agent by the Seller or the Collection Agent hereunder (other than any notices received by the Program Agent referred to in any of the definitions of Assignee Rate, Investor Rate or Fixed Period) which are not otherwise required to be provided by the Seller or the Collection Agent directly to the Investor Agents in accordance with the terms hereof.

ARTICLE IX

THE INVESTOR AGENTS

SECTION 9.01. Authorization and Action. Each Investor and each Bank which belongs to the same Group hereby appoints and authorizes the Investor Agent for such Group to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to such Investor Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. No Investor Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Investor Agent. No Investor Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller, the Parent or any other Originator. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Investor Agent ever be required to take any action which exposes such Investor Agent to personal liability or which is contrary to any provision of any Transaction Document or applicable law.

SECTION 9.02. Investor Agent’s Reliance, Etc. No Investor Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as an Investor Agent under or in connection with this Agreement or the other Transaction Documents (i) with the consent or at the request or direction of the Investors and Banks in its Group or (ii) in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, an Investor Agent: (a) may consult with legal counsel (including counsel for the Program Agent, the Seller, the Parent or any other Originator), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Investor or Bank (whether written or oral) and shall not be responsible to any Investor or Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Seller, the Parent, any other Originator or any other Person or to inspect the property (including the books and records) of the Seller, the Parent, any other Originator or the Collection Agent; (d) shall not be responsible to any Investor or any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 9.03. Investor Agent and Affiliates. With respect to any Receivable Interest or interests therein owned by it, each Investor Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not an Investor Agent; provided that no such exercise of rights and powers shall release such Investor Agent from any of its obligations hereunder, or substitute any Bank for such Investor Agent as a party hereto. Each Investor Agent and any of its Affiliates may generally engage in any kind of business with the Seller, the Parent, any other Originator, the Collection Agent or any Obligors, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Parent, any other Originator, the Collection Agent or any Obligor or any of their respective Affiliates, all as if such Investor Agent were not an Investor Agent and without any duty to account therefor to any Investors or Banks.

SECTION 9.04. Indemnification of Investor Agents. Each Bank in any Group agrees to indemnify the Investor Agent for such Group (to the extent not reimbursed by the Seller, the Parent or any other Originator), ratably according to the proportion of the Percentage of such Bank to the aggregate Percentages of all Banks in such Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Investor Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Investor Agent under this Agreement or any other Transaction Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Investor Agent’s gross negligence or willful misconduct.

SECTION 9.05. Delegation of Duties. Each Investor Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Investor Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 9.06. Action or Inaction by Investor Agent. Each Investor Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Investors and Banks in its Group and assurance of its indemnification by the Banks in its Group, as it deems appropriate. Each Investor Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Investors and Banks in its Group, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Investors and Banks in its Group.

SECTION 9.07. Notice of Events of Termination. No Investor Agent shall be deemed to have knowledge or notice of the occurrence of any Incipient Event of Termination or of any Event of Termination unless such Investor Agent has received notice from the Program Agent, any other Investor Agent, any Investor or Bank, the Collection Agent, any Originator or the Seller stating that an Incipient Event of Termination or Event of Termination has occurred hereunder and describing such Incipient Event of Termination or Event of Termination. If an Investor Agent receives such a notice, it shall promptly give notice thereof to the Investors and Banks in its Group and to the Program Agent (but only if such notice received by such Investor Agent was not sent by the Program Agent). The Investor Agent shall take such action concerning an Incipient Event of Termination or an Event of Termination as may be directed by the Investors and Banks in its Group (subject to the other provisions of this Article IX), but until such Investor Agent receives such directions, such Investor Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Investor Agent deems advisable and in the best interests of the Investors and Banks in its Group.

SECTION 9.08. Non-Reliance on Investor Agent and Other Parties. Except to the extent otherwise agreed to in writing between an Investor and its Investor Agent, each Investor and Bank in the same Group expressly acknowledges that neither the Investor Agent for its Group, any of its Affiliates nor any of such Investor Agent’s or Affiliate’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Investor Agent hereafter taken, including any review of the affairs of the Seller, the Parent or any other Originator, shall be deemed to constitute any representation or warranty by such Investor Agent. Except to the extent otherwise agreed to in writing between an Investor and its Investor Agent, each Investor and Bank in the same Group represents and warrants to the Investor Agent for such Group that, independently and without reliance upon such Investor Agent, any of its Affiliates, any other Investor Agent, the Program Agent or any other Investor or Bank and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Parent, any other Originator and the Receivable Interests and its own decision to enter into this Agreement and to take, or omit, action under this Agreement or any other Transaction Document. Except for items expressly required to be delivered under this Agreement or any other Transaction Document by an Investor Agent to any Investor or Bank in its Group, no Investor Agent shall have any duty or responsibility to provide any Investor or Bank in its Group with any information concerning the Seller, the Parent, any other Originator or any of their Affiliates that comes into the possession of such Investor Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 9.09. Successor Investor Agent. Any Investor Agent may, upon at least thirty (30) days’ notice to the Program Agent, the Seller and the Investors and Banks in its Group, resign as Investor Agent for its Group; provided that no such thirty (30) day notice period shall be required in the event that such Investor Agent seeks to resign its position in connection with the replacement of a Bank (which is acting as such Investor Agent or which is an Affiliate thereof) by the Seller pursuant to Section 11.03(j) hereof. Such resignation shall not become effective until a successor investor agent is appointed by the Investors and Banks in such Group and has accepted such appointment. Upon such acceptance of its appointment as Investor Agent for such Group hereunder by a successor Investor Agent, such successor Investor Agent shall succeed to and become vested with all the rights and duties of the retiring Investor Agent, and the retiring Investor Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Investor Agent’s resignation hereunder, the provisions of this Article IX and Section 6.06 and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Investor Agent.

SECTION 9.10. Reliance on Investor Agent. Unless otherwise advised in writing by an Investor Agent or by any Investor or Bank in such Investor Agent’s Group, each party to this Agreement may assume that (i) such Investor Agent is acting for the benefit and on behalf of each of the Investors and Banks in its Group, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Investor Agent has been duly authorized and approved by all necessary action on the part of the Investors and Banks in its Group.

ARTICLE X

INDEMNIFICATION

SECTION 10.01. Indemnities by the Seller. Without limiting any other rights that the Program Agent, the Investor Agents, the Investors, the Banks, the L/C Bank or any of their respective Affiliates or members or any of their respective officers, directors, employees or advisors (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or the other Transaction Documents or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement) for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor (except to the extent the Indemnified Party has recourse against the Seller with respect to any such Receivable on grounds (including those specified in clauses (i) through (xii) below) other than the noncollectability of such Receivable due to the insolvency, bankruptcy or financial inability to pay of the applicable Obligor) or (c) any income taxes or any other tax or fee measured by income incurred by such Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract. Without limiting or being limited by the foregoing, but subject to the exclusions in clauses (a), (b) and (c) above, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i)            the characterization in any Seller Report or other written statement made by or on behalf of the Seller of any Receivable as an Eligible Receivable or as included in the Net Receivables Pool Balance which, as of the date of such Seller Report or other statement, is not an Eligible Receivable or should not be included in the Net Receivables Pool Balance;

(ii)           any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement or any of the other Transaction Documents which shall have been incorrect in any material respect when made;

(iii)          the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(iv)         the failure to vest in the Investors or the Banks (including the L/C Bank), as the case may be, (a) a perfected undivided percentage ownership interest, to the extent of each Receivable Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, or (b) a perfected security interest as provided in Section 2.11, in each case free and clear of any Adverse Claim;

(v)          the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

(vi)         any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Collection Agent);

(vii)            any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under the Contracts;

(viii)           any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

(ix)             the commingling of Collections of Pool Receivables at any time by the Seller with other funds;

(x)             any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or Related Security or Contract (including, without limitation, in connection with the preparation of a defense or appearing as a third party witness in connection therewith and regardless of whether such investigation, litigation or proceeding is brought by the Seller, an Indemnified Party or any other Person or an Indemnified Party is otherwise a party thereto);

(xi)            any failure of the Seller to comply with its covenants contained in this Agreement or any other Transaction Document;

(xii)           any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Receivable;

(xiii)          any payment made by the L/C Bank under a Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code of the United States, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally; or

(xiv) the inclusion as a Pool Receivable in any Seller Report or other written statement made by or on behalf of the Seller of any receivable which is an Excluded Receivable as of the date of such Seller Report or other statement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller or the Parent (as Collection Agent or otherwise) therefrom shall be effective unless in a writing signed by the Program Agent and the Investor Agents representing the Majority Banks (and, in the case of any amendment, also signed by the Seller and the Parent); provided, however, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Collection Agent in addition to the Program Agent and the Investor Agents representing the Majority Banks, affect the rights or duties of the Collection Agent under this Agreement and (y) no amendment, waiver or consent shall affect the rights and duties of any Investor Agent under this Agreement, unless in writing and signed by such Investor Agent; and provided, further, that no Investor Agent shall:

(a) without the prior written consent of each Bank in its Group:

(i)           amend the definitions of Eligible Receivable, Delinquent Receivable or Defaulted Receivable or increase the then existing Concentration Limit or any Special Concentration Limit; or

(ii)           amend, modify or waive any provision of this Agreement in any way which would:

a)	reduce the amount of Capital or Yield that is payable on account of any Receivable Interest or delay any scheduled date for payment thereof; or

b)	impair any rights expressly granted to an assignee or participant under this Agreement; or

c)	reduce fees payable by the Seller to the Investor Agents or Banks or delay the dates on which such fees are payable; or

d)	modify any provisions relating to the Aggregate Loss and Dilution Reserve or the Yield and Fee Reserve so as to reduce the amount of such Reserves; or

(iii)           agree to a different Assignee Rate pursuant to the final proviso in the definition of Assignee Rate in the Agreement; or

(iv)           amend or waive the Event of Termination relating to the bankruptcy of the Seller, the Parent or any Originator or amend or waive the Collection Agent Default relating to the bankruptcy of the Collection Agent; or

(v)           amend this Agreement to extend the Commitment Termination Date; or

(b) increase the Bank Commitment of any Bank in its Group without the prior written consent of such Bank.

Notwithstanding any other provision of this Section 11.01, Schedules I, IV and VI hereto may be amended in accordance with the procedures set forth in Sections 5.01(g), 5.01(b) and 5.01(m), respectively. No failure on the part of the Investors, the Banks or the Agents to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 11.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 11.03. Assignability. (a) This Agreement and the Investors’ rights and obligations herein (including ownership of each Receivable Interest) shall be assignable by the Investors and their successors and assigns (including, without limitation, pursuant to an Asset Purchase Agreement) with the Seller’s prior written consent; provided, that the Seller’s consent shall not be required (i) if the assignment shall be to an Eligible Assignee pursuant to an Asset Purchase Agreement, (ii) if there shall exist an Event of Termination or (iii) if the assignment is by an Investor or a Bank to another receivables investment company managed and/or sponsored by its Investor Agent or any of its Affiliates. Each assignor of a Receivable Interest or any interest therein shall notify the Program Agent, its Investor Agent and the Seller of any such assignment. Each assignor of a Receivable Interest or any interest therein may, in connection with any such assignment, disclose to the assignee or potential assignee any information relating to the Seller, the Parent or any other Originator, including the Receivables, furnished to such assignor by or on behalf of the Seller, the Parent, any other Originator or by the Program Agent; provided that, prior to any such disclosure, the assignee or potential assignee agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 11.06 hereof.

(b) Each Bank may assign to any Eligible Assignee or to any other Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and any Receivable Interests or interests therein owned by it); provided, however, that:

(i)            each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement,

(ii)           the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $10,000,000 and (y) all of the assigning Bank’s Bank Commitment,

(iii)          the parties to each such assignment shall execute and deliver to the Program Agent (with a copy to the assignor’s Investor Agent), for its acceptance and recording in the Register, an Assignment and Acceptance Agreement, together with a processing and recordation fee of $2,500, and

(iv)         concurrently with such assignment, such assignor Bank shall assign to such assignee Bank or other Eligible Assignee an equal percentage of its rights and obligations under its Asset Purchase Agreement (or, if such assignor Bank is Citibank, it shall arrange for such assignee Bank or other Eligible Assignee to become a party to the Asset Purchase Agreement for a maximum Capital amount equal to the assignee’s Bank Commitment).

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Bank hereunder and (y) the assigning Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(c) The Program Agent shall maintain at its address referred to in Section 11.02 of this Agreement a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Bank Commitment of, and aggregate outstanding Capital of Receivable Interests or interests therein owned by, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Originators, the Program Agent, the Investor Agents, the Investors and the Banks may treat each person whose name is recorded in the Register as a Bank under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller or any Bank at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Bank and an Eligible Assignee, the Program Agent shall, if such Assignment and Acceptance Agreement has been completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller.

(d) Notwithstanding any other provision of this Section 11.03, each Bank may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement or under the Asset Purchase Agreement to secure obligations of such Bank to any Federal Reserve Bank without notice to or consent of the Seller or the Program Agent; provided, that no such pledge or grant of a security interest shall release a Bank from any of its obligations hereunder or under the Asset Purchase Agreement, as the case may be, or substitute any such pledgee or grantee for such Bank as a party hereto or to the Asset Purchase Agreement, as the case may be.

(e) Each Bank may sell participations, to one or more banks or other entities, in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and the Receivable Interests or interests therein owned by it); provided, however, that

(i)            such Bank’s obligations under this Agreement (including, without limitation, its Bank Commitment to the Seller hereunder) shall remain unchanged,

(ii)           such Bank shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, and

(iii)          concurrently with such participation, the selling Bank shall sell to such bank or other entity a participation in an equal percentage of its rights and obligations under the Asset Purchase Agreement.

The Agents, the other Banks and the Seller shall have the right to continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.

(f) This Agreement and the rights and obligations of the Program Agent herein shall be assignable by the Program Agent and its successors and assigns.

(g) The Seller may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Program Agent and each Investor Agent.

(h) CAFCO may, without the consent of the Seller, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Receivable Interests); provided that following the sale of a participation under this Agreement (i) the obligations of CAFCO shall remain unchanged, (ii) CAFCO shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Seller, the Agents, and the Banks shall continue to deal solely and directly with CAFCO in connection with CAFCO’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which CAFCO sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or the other Transaction Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Transaction Documents; provided that such agreement or instrument may provide that CAFCO will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) reduces the amount of Capital or Yield that is payable on account of any Receivable Interest or delays any scheduled date for payment thereof or (ii) reduces any fees payable by the Seller to the Program Agent or CAFCO’s Investor Agent (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees. The Seller acknowledges and agrees that CAFCO’s source of funds may derive in part from its Participants. Accordingly, references in Sections 2.08, 2.09, 2.10, 6.06, 9.01 and 11.04 and the other terms and provisions of this Agreement and the other Transaction Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to CAFCO shall be deemed also to include those of its Participants; provided that the Seller shall not be required to pay higher costs, expenses and indemnification amounts pursuant to this sentence than would be required to be paid by the Seller in the absence of the sale of any participation by CAFCO to a Participant as contemplated by this Section 11.03(h). CAFCO or its Investor Agent may, in connection with any such participation, disclose to Participants and potential Participants any information relating to the Seller, the Parent or the Originators, including the Receivables, furnished to CAFCO or such Investor Agent by or on behalf of the Seller; provided that, prior to any such disclosure, such Participant or potential Participant agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 11.06 hereof. Any interest sold by CAFCO to a Bank or its designee under its Asset Purchase Agreement shall not be considered a participation for the purpose of this Section 11.03(h) (and the Bank or its designee shall not be considered a Participant as a result thereof).

(i)           Wachovia may not assign any of its rights and obligations as L/C Bank under this Agreement without the prior written consent of the Program Agent (which consent shall not be unreasonably withheld or delayed).

(j)           If the Credit Agreement Freeze Date shall occur as a result of any Bank ceasing to be a lender under the Credit Agreement, the Seller shall have the right, exercisable by notice to such Bank (with a copy to the Program Agent), to require such Bank to sell and assign, and upon such notice by the Seller to such effect, such Bank shall sell and assign, all of its interests, rights and obligations under this Agreement to an assignee identified by the Seller and approved by the relevant Investor Agent, which approval shall not be unreasonably withheld; provided, however, that (i) such assignment shall not conflict with any statute, law, rule, regulation, order or decree of any governmental authority, (ii) the assigning Bank shall have received from such assignee full payment in immediately available funds of all amounts payable to it in respect of Capital, accrued Yield and Fees and other amounts owing to it under or in connection with this Agreement, (iii) such assignment shall be without recourse to the assigning Bank and shall be at the sole expense of the Seller, (iv) the assigning Bank shall continue to have the benefit of all indemnities and other agreements under this Agreement which survive the termination of this Agreement and (v) if such Bank or an Affiliate of such Bank is the manager or administrator of an Investor, the Seller shall also arrange for the concurrent assignment of all interests and rights of such Investor to an assignee identified by the Seller and approved by relevant Investor Agent, which approval shall not be unreasonably withheld (such assignment to comply with the provisions of the preceding clauses (i) through (v) as if each reference therein to “assigning Bank” were a reference to “assigning Investor”). Such assigning Bank and such assignee shall comply with the provisions of Section 11.03(b), and upon the effectiveness of any such assignment (and provided that all of the Banks hereunder are then lenders under the Credit Agreement), the Credit Agreement Freeze Date shall be deemed to no longer exist.

(k) Any assignee or participant under this Section 11.03 shall be entitled to the benefits of Section 2.10(a), (b) and (c) only if it complies with Section 2.10(d) on or prior to the date it becomes an assignee or participant.

SECTION 11.04. Costs and Expenses. (a) In addition to the rights of indemnification granted under Section 10.01 hereof, the Seller agrees to pay on demand (i) all reasonable costs and expenses incurred in connection with the periodic auditing and the other activities contemplated pursuant to Section 5.02 (subject to the limitations set forth therein), (ii) all costs and expenses in connection with the preparation, execution and delivery of this Agreement, any Asset Purchase Agreement and the other Transaction Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Program Agent, each Investor Agent, each Investor and each Bank with respect thereto and with respect to advising the Program Agent, each Investor Agent, each Investor and each Bank as to their rights and remedies under this Agreement, (iii) all reasonable pre-closing out-of-pocket due diligence and audit expenses, and (iv) all reasonable out-of-pocket costs and expenses, if any (including reasonable counsel fees and expenses), of the Program Agent, the Investor Agents, the Investors and the Banks, in connection with the enforcement of this Agreement and the other Transaction Documents.

(b) In addition, the Seller shall pay (i) to the extent not included in the calculation of Yield, CP Costs and Investor Rate, any and all commissions of placement agents and dealers in respect of Promissory Notes or commercial paper notes issued to fund the purchase or maintenance of any Receivable Interest, (ii) to the extent not included in the calculation of Yield, CP Costs and Investor Rate, any and all costs and expenses of any issuing and paying agent or other Person responsible for the administration of any Investor’s Promissory Note or commercial paper program, as the case may be, in connection with the preparation, completion, issuance, delivery or payment of Promissory Notes or commercial paper notes issued to fund the purchase or maintenance of any Receivable Interest, and (iii) any and all Liquidation Fee.

SECTION 11.05. No Proceedings; Waiver of Consequential Damages. (a) Each of the Seller, the Program Agent, each Investor Agent, the Collection Agent, the Parent, each Investor, each Bank, each assignee of a Receivable Interest or any interest therein and each entity which enters into a commitment to purchase Receivable Interests or interests therein hereby agrees that it will not institute against, or join any other Person in instituting against, any Investor any proceeding of the type referred to in Section 7.01(g) so long as any commercial paper or other senior indebtedness issued by such Investor shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall have been outstanding.

(b) Each of the Parent, the Collection Agent and the Seller agree that no Indemnified Party shall have any liability to them or any of their securityholders or creditors in connection with this Agreement, the other Transaction Documents or the transactions contemplated thereby on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

SECTION 11.06. Confidentiality. (a) Each of the Seller, the Parent and the Collection Agent agrees to maintain the confidentiality of the Fee Agreements in communications with third parties and otherwise.

(b)           Each Investor, each Bank, each Investor Agent and the Program Agent agrees to maintain the confidentiality of all information with respect to the Seller, each Originator, the Parent or the Receivables Pool (including the Seller Reports) furnished or delivered to it pursuant to this Agreement and the other Transaction Documents; provided, that such information may be disclosed (i) to such party’s legal counsel and auditors and to such party’s assignees and participants and potential assignees and participants and their respective counsel if they agree to hold it confidential, (ii) to the rating agencies, (iii) to any actual or potential subordinated investor in any Investor or any provider of liquidity for any Investor, in each case, together with their respective employees, officers, directors, accountants, lawyers and advisors, if each such subordinated investor or provider of liquidity has agreed to hold it confidential, (iv) to credit enhancers and dealers and investors in respect of promissory notes of each Investor in accordance with the customary practices of said Investor for disclosure to credit enhancers, dealers or investors, as the case may be, it being understood that any such disclosure to dealers or investors will not identify the Seller, the Parent, any Originator or any of their Affiliates by name, and (v) to the extent required by applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party or over any of the Persons referred to in the preceding clauses (i) through (iv); and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

(c)           Notwithstanding any other provision herein, or in any other Transaction Document, each Investor, each Bank, each Investor Agent and the Program Agent hereby confirms that the Seller, each Originator, the Parent and the Collection Agent (and each employee, representative or other agent of each such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated by this Agreement and the other Transaction Documents.

SECTION 11.07. GOVERNING LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT, PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE INTERESTS OF THE INVESTORS AND THE BANKS IN THE RECEIVABLES AND THE ORIGINATOR PURCHASE AGREEMENT ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 11.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 11.09. Survival of Termination. The provisions of Sections 2.08, 2.09, 6.06, 10.01, 11.04, 11.05 and 11.06 shall survive any termination of this Agreement.

SECTION 11.10. Consent to Jurisdiction. (a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Seller, the Parent, the Collection Agent and the Originators consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 11.02. Nothing in this Section 11.10 shall affect the right of the Investors, any Bank or any Agent to serve legal process in any other manner permitted by law.

SECTION 11.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED OR DELIVERED PURSUANT HERETO.

SECTION 11.12. Intended Tax Treatment. The parties to this Agreement are entering into this Agreement with the intent that for United States Federal, state and local income and franchise tax purposes, a purchase of Receivable Interests under this Agreement is intended to be a loan from the Investors (or the Banks, if applicable) to the Seller secured by the Receivables, Related Security and Collections. Each such party agrees to file all tax returns according to this characterization.

SECTION 11.13. Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, no Investor shall, nor shall be obligated to, pay any amount pursuant to this Agreement unless (i) such Investor has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) such Investor could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing such Investor’s securitization program or (y) all of such Investor’s commercial paper notes are paid in full. Any amount which an Investor does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the United States Bankruptcy Code) against or limited liability company obligation of such Investor for any such insufficiency unless and until such Investor satisfies the provisions of clauses (i) and (ii) above. This Section shall survive the termination of this Agreement.

SECTION 11.14. No Recourse. The obligations of each Investor, its Investor Agent, its management company, its administrator and its referral agents (each a “ProgramAdministrator”) under any Transaction Document or other document (each, a “ProgramDocument”) to which a Program Administrator is a party are solely the corporate or limited liability company obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER	OLIN FUNDING COMPANY LLC
	By:	/s/ Stephen C. Curley
Title: Treasurer

INVESTORS:	CAFCO, LLC
By: Citicorp North America, Inc., as Attorney-in-Fact
By:	/s/ Citicorp
Vice President

VARIABLE FUNDING CAPITAL COMPANY LLC
By: Wachovia Capital Markets, LLC as Attorney-in-Fact
By:	/s/ Douglas R. Wilson Sr.
Title:	Director

PROGRAM AGENT:	CITICORP NORTH AMERICA, INC., as Program Agent

	By:	/s/ Citicorp
Vice President

BANKS:	CITIBANK, N.A.

	By:	/s/ Citibank
Vice President Percentage: 50%

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Wachovia
Title:	Vice President

Percentage: 50%

COLLECTION AGENT AND PARENT/ORIGINATOR	OLIN CORPORATION

	By:	/s/ Stephen C. Curley
Title: Treasurer

INVESTOR AGENTS:	CITICORP NORTH AMERICA, INC., as an Investor Agent

	By:	/s/ Citicorp
Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as an Investor Agent

By:	/s/ Wachovia
Title: Vice President

SCHEDULE I

Lock-Boxes/Deposit Accounts

Name and Address of Deposit Bank	Name of Accountholder	Account Number	Lock-Box Number and Address

[List continues on next page]

Name and Address of Deposit Bank	Name of Accountholder	Account Number	Lock-Box Number and Address

SCHEDULE III

Addresses

Seller:	Olin Funding Company LLC 427 North Shamrock Street, East Alton, Illinois, 62024 Attention: Legal Department Facsimile No. 618-258-2732
Investors:
CAFCO, LLC
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention:  Global Securitization
Facsimile No. 914-899-7890

Variable Funding Capital Company LLC
c/o Wachovia Capital Markets, LLC
301 South College Street, TW-10
Charlotte, NC  28288
Attention: Douglas R. Wilson
Facsimile No. 704-383-9579

Program Agent:	Citicorp North America, Inc., as Program Agent 450 Mamaroneck Avenue Harrison, N.Y. 10528 Attention: Global Securitization Facsimile No. 914-899-7890
Banks:
Citibank, N.A.
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitization
Facsimile No. 914-899-7890

Wachovia Bank, National Association
171 17th St., NW
Mailcode GA 4524
Atlanta, Georgia 30363
Attention: William P. Rutkowski
Facsimile No. 404-214-5481

Collection Agent:	Olin Corporation 427 N. Shamrock St. East Atlon, IL 62024 Attention: Legal Department Facsimile No. 618-258-2732
Investor Agents:
Citicorp North America, Inc., as Investor Agent
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitization
Facsimile No. 914-899-7890

Wachovia Bank, National Association
171 17th St., NW
Mailcode GA 4524
Atlanta, Georgia 30363
Attention: William P. Rutkowski
Facsimile No. 404-214-5481

SCHEDULE IV

Seller UCC Information

Name: Olin Funding Company LLC

Address: 427 North Shamrock Street, East Alton, Illinois, 62024

Jurisdiction of Organization:  Delaware

UCC Filing Office: Delaware Secretary of State

SCHEDULE V

Special Concentration Limits

	Obligor’s Debt Rating	Concentration Limit Percentage
Level I	AA- or above and Aa3 or above	100% of Loss Reserve Floor Percentage
Level II	BBB- or above and Baa3 or above, but not meeting the conditions of Level I above	50% of Loss Reserve Floor Percentage

SCHEDULE VI

Originators

A.J. Oster Co.
A.J. Oster Foils, Inc.
A.J. Oster West, Inc.
Olin Corporation
Bryan Metals, Inc.
Chase Brass & Copper Company, Inc.

ANNEX E

[Form of Funds Transfer Letter]

[Letterhead of the Seller]

[Date]

Citicorp North America, Inc.,
as Program Agent and Investor Agent
450 Mamaroneck Avenue
Harrison, New York 10528

Wachovia Bank, National Association,
as Investor Agent
171 17th St., NW
Mailcode GA 4524
Atlanta, Georgia 30363

Re: Funds Transfers

Gentlemen:

This letter is the Funds Transfer Letter referred to in Section 2.02(b) of the Receivables Purchase Agreement, dated as of July 25, 2007, as modified, amended or restated from time to time (the “RPA”; terms used in the RPA, unless otherwise defined herein, having the meaning set forth therein) among the undersigned, the Investors, the Banks, the Investor Agents, you, as Program Agent for the Investors and the Banks and the Parent.

You are hereby directed to deposit all funds representing amounts paid for Receivable Interests to [Account Number], at [Name, Address and ABA Number of Bank].

The provisions of this Letter may not be changed or amended orally, but only by a writing in substantially the form of this letter signed by the undersigned and acknowledged by you.

                            Very truly yours,

OLIN FUNDING COMPANY LLC

By:
Title

E-1

Receipt acknowledged: CITICORP NORTH AMERICA, INC., as Program Agent

By:
Vice President

E-2

ANNEX H
FORM OF LETTER OF CREDIT REQUEST

[Date]

Wachovia Bank, National Association, as L/C Bank
201 South College Street
6th Floor, Mail Code NC 0601
Charlotte, NC 28288

Attention: Sherry McInturf, Conduit Operations

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of July 25, 2007 (as amended, restated or otherwise modified from time to time, the “Receivables Purchase Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Investors, Banks and Investor Agents from time to time party thereto, Citicorp North America, Inc., as Program Agent, and Olin Corporation, as Collection Agent.

Pursuant to Section 2.18 of the Receivables Purchase Agreement:

[Seller hereby requests that the L/C Bank issue the Letter of Credit described in the enclosed Letter of Credit Request received by Seller from [insert applicable Originator name] under the Originator Purchase Agreement. In connection therewith, enclosed please find a duly completed Letter of Credit Application executed by Seller].

[Seller hereby requests that the L/C Bank Modify standby letter of credit no. ___________ dated ___________  and issued for the benefit of [insert beneficiary’s name] as follows: ________________].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the requested [issuance/Modification] (both before and after giving effect thereto):

(A)           all conditions precedent to the purchase of a Receivable Interest set forth in Section 3.02 of the Receivables Purchase Agreement have been satisfied on and as of such date;

(B)           the aggregate outstanding Capital of L/C Receivable Interests does not exceed the L/C Facility Limit;

(C)           the L/C Termination Date has not occurred; and

H-1

(D)           the sum of (x) the aggregate outstanding Capital of Receivable Interests (including L/C Receivable Interests) held by Wachovia plus (y) Wachovia’s Ratable Share of the aggregate outstanding portion of Capital held by VFCC (whether or not any portion thereof has been assigned under an Asset Purchase Agreement) do not exceed Wachovia’s Bank Commitment.

Very truly yours, OLIN FUNDING COMPANY LLC

By:
Title:

 [Enclosures]

H-2

ANNEX I
FORM OF PURCHASE REQUEST

[DATE]

Citicorp North America, Inc., as Program
   Agent and Investor Agent
450 Mamaroneck Avenue
Harrison, New York 10528
Attention: Global Securitization
Facsimile Number: 914-899-7890

Wachovia Bank, National Association,
   as Investor Agent
171 17th St., NW
Mailcode GA 4524
Atlanta, Georgia 30363
Attention: William P. Rutkowski
Facsimile Number: 404-214-5481

Re: Receivables Purchase Agreement dated as of July 25, 2007 among Olin Funding Company LLC, as seller (the “Seller”), CAFCO, LLC, as an investor, Variable Funding Capital Company LLC, as an investor, Citibank, N.A., as a bank, Wachovia Bank, National Association, as a bank, Wachovia Bank, National Association, as an investor agent, Citicorp North America, Inc., as an investor agent and as the program agent for the banks and the investors (the “Program Agent”) and Olin Corporation, as the collection agent (“Collection Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”)

Ladies and Gentlemen:

This Notice is delivered to you pursuant to Section 2.02(a) of the Agreement. Unless otherwise defined herein, all capitalized terms used herein will have the respective meanings assigned to them in the Agreement.

The Seller hereby requests that an incremental purchase (the “Purchase”) of a Receivable Interest having Capital in the amount of $[___________] be made on a pro rata basis among the Investors on [_______________] (the “Purchase Date”). [The duration of the initial Fixed Period for the Purchase shall be _______________.]1

_____________________________

1 To be utilized only if the Assignee Rate based on the Eurodollar Rate is to apply.

The Seller hereby certifies and warrants that on the date hereof and as of the Purchase Date (and the Seller, by accepting the payment of the Capital on the Purchase Date relating to such Purchase, will be deemed to have certified that), (i) the representations and warranties of the Seller contained in Section 4.01 of the Agreement are (A) if such representation or warranty is not by its terms qualified by materiality, correct in all material respects on and as of the Purchase Date or (B) if such representation or warranty is by its terms qualified by materiality, correct on and as of the Purchase Date, in each case, as if made on and as of such date, (ii) no event has occurred and is continuing, or would result from such Purchase, that constitutes an Event of Termination or an Incipient Event of Termination and (iii) all applicable conditions precedent to the Purchase have been fully satisfied.

The Seller agrees that if, prior to the time that the Purchase requested hereby is made, any matter certified to herein will not be true and correct at such time as if then made, it will immediately so notify the Program Agent and each Investor Agent.

Please wire transfer the proceeds of the requested Purchase to the account of the Seller set forth in the Funds Transfer Letter.

[Remainder of page intentionally blank]

The Seller has caused this notice to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly authorized officer as of the date first above written.

OLIN FUNDING COMPANY LLC

By:
Name:
Title: